Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ALBERTSONS COMPANIES, INC.

THE KROGER CO.

AND

KETTLE MERGER SUB, INC.

Dated as of October 13, 2022

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2022 (this “Agreement”), is entered into by and among Albertsons Companies, Inc., a Delaware corporation (the “Company”), The Kroger Co., a, Ohio corporation (“Parent”) and Kettle Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the DGCL, with the Company surviving the Merger as the Surviving Corporation and a direct, wholly owned subsidiary of Parent;

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, the Company, Parent and SpinCo may consummate the Separation (including, among other things, the transfer not later than immediately prior to the Effective Time of rights to certain Company Stores by the Company and its Subsidiaries to SpinCo and the transfer substantially simultaneously with the Effective Time of rights to certain Parent Stores by Parent and its Subsidiaries to SpinCo) and, as of such time that is not later than the Effective Time, the Distribution;

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, unanimously (a) determined that this Agreement and the Merger and other transactions contemplated hereby (the Merger and such other transactions, including, for the avoidance of doubt, the Separation and the Distribution, the “Transactions”) are fair to, and in the best interests of, the Company’s stockholders, (b) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained in this Agreement and the consummation of the Transactions, (c) directed that this Agreement be submitted to the holders of Company Common Stock and the holders of Company Preferred Stock for adoption, (d) resolved to recommend that the holders of Class A Common Stock of the Company adopt this Agreement and approve the Merger, and (e) declared a Pre-Closing Dividend;

WHEREAS, the Board of Directors of the Parent (“Parent Board”), at a meeting duly called and held, unanimously (a) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interest of Parent, its business and strategy and its shareholders, employees and other stakeholders and (b) approved and declared advisable this Agreement and the Transactions and the execution, delivery and performance of Parent’s obligations thereunder;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has by unanimous vote (a) determined that this Agreement and the Transactions, are fair to, and in the best interests of, Merger Sub’s sole stockholder, (b) approved and declared advisable this Agreement and the Transactions and (c) submitted this Agreement to Parent, as sole stockholder of Merger Sub, for adoption thereby and recommended that Parent approve and adopt this Agreement and the Transactions (and Parent, as sole stockholder, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub adopting this Agreement and approving the Merger in accordance with the DGCL, which consent shall become effective immediately following the execution and delivery of this Agreement); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, Acorn Real Estate Company, Acorn RE Investor Holdings, Acorn Real Estate Holding I Company and Acorn Real Estate Holding II Company are entering into a termination agreement for, among other things, the termination of the Company Real Estate Agreement (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“ACI Control Group” means collectively, Cerberus Albertsons Incentive LLC, Cerberus Iceberg LLC, Klaff Realty, L.P., Lubert-Adler Partners, L.P. and Kimco Realty Corporation.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, whether through the ownership of voting securities, by Contract or agency or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Applicable Food Laws” means all applicable Laws relating to the use, manufacture, production, packaging, licensing, labeling, distribution or sale of any food products, including, but not limited to, the applicable laws administered by the FDA, the U.S. Department of Agriculture, and the Federal Trade Commission, and any similar Governmental Entities, and any regulations promulgated thereof.

“Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), and (b) any equity or equity-based, phantom equity, bonus, incentive, vacation, paid time off, stock purchase, fringe benefit, deferred compensation, retirement, pension (other than a Multiemployer Plan), medical, dental, vision, accident, disability, life insurance or welfare plan, or employment, consulting, compensation, salary contribution, change in control, retention, severance, termination pay or indemnity agreement, or other benefit or compensation plan, program, policy, practice, scheme, arrangement, or agreement, whether or not written and whether or not funded.

“Book-Entry Shares” has the meaning set forth in Section 3.3(b)(i).

“Business Day” means any day that is a trading day on the NYSE.

“Cause” means “Cause” as defined in the Albertsons Companies, Inc. 2020 Omnibus Incentive Plan.

“Certificate of Designation” means Certificate of Designations of 6.75% Series A Convertible Preferred Stock of the Company, dated June 8, 2020.

“Certificate of Merger” has the meaning set forth in Section 2.3(b).

“Certificates” has the meaning set forth in Section 3.3(b)(i).

“Clean Team Agreement” has the meaning set forth in Section 6.7(b).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“COD Amendment” has the meaning set forth in Section 2.5(c).

“Code” means the Internal Revenue Code of 1986.

“Common Merger Consideration” means (i) an amount in cash equal to (a) $34.10 minus (b) the per share amount of the Pre-Closing Dividend payable to each holder of Company Common Stock minus (c) solely in the event the Distribution is consummated as of such time that is not later than the Effective Time, the SpinCo Consideration Adjustment Amount, and (ii) to the extent the Distribution is to be consummated and unless the Company effects the Distribution by way of a dividend in accordance with Section 2.1, a portion of the SpinCo Consideration calculated by dividing the SpinCo Consideration by the SpinCo Consideration Fully Diluted Number.

“Common Stockholder Approval” has the meaning set forth in Section 4.4(c).

“Common Stockholder Written Consent” has the meaning set forth in Section 4.4(d).

“Company” has the meaning set forth in the Preamble.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement the material terms of which that relate to confidentiality are no less restrictive in the aggregate to the person making such Company Acquisition Proposal than those contained in the Confidentiality Agreement, and for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making of or amendment or modification to any Company Acquisition Proposal.

“Company Acquisition Proposal” means any offer or proposal, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent), relating to a Company Acquisition Transaction.

“Company Acquisition Transaction” means, other than the Transactions, any transaction (including any single- or multi-step transaction) or series of related transactions with a Person or “group” (as defined in the Exchange Act) relating to (x) the issuance to such Person or “group” or acquisition by such Person or “group” of at least twenty percent (20%) of the equity interests in the Company or (y) the acquisition by such Person or “group” of at least twenty percent (20%) of the consolidated assets of the Company (including indirectly through ownership of equity in Company Subsidiaries) and the Company Subsidiaries, taken as a whole, pursuant to a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction.

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(c).

“Company Balance Sheet” has the meaning set forth in Section 4.6(c).

“Company Benefit Plan” means a Benefit Plan maintained, sponsored or contributed to by the Company or any Company Subsidiary.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.4(b).

“Company Change in Recommendation” has the meaning set forth in Section 6.4(c).

“Company Collective Bargaining Agreement” means each collective bargaining or other labor union or works council agreement to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound.

“Company Common Stock” has the meaning set forth in Section 3.1(a)(ii)(A).

“Company Disclosure Letter” has the meaning set forth in ARTICLE IV.

“Company Equity Awards” means the Company RSUs, the Company PSUs and the Company Restricted Stock Awards.

“Company Equity Plans” means, collectively, the Albertsons Companies, Inc. Restricted Stock Unit Plan (f/k/a Albertsons Companies, Inc. Phantom Unit Plan) and the Albertsons Companies, Inc. 2020 Omnibus Incentive Plan.

“Company Information Statement” has the meaning set forth in Section 6.6(b).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries. Company Intellectual Property includes Registered Intellectual Property and Company Software.

“Company Intervening Event” means a material event, change, effect, development or occurrence that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which event, change, effect, development or occurrence, or any consequence thereof, becomes known or reasonably foreseeable by the Company Board prior to the time of the Company Stockholder Approval, other than (a) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute a Company Intervening Event), or (b) any Company Acquisition Transaction.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (i) has had or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or delay beyond the Outside Date the Closing; provided, however, that no Effect to the extent resulting or arising from the following, individually or in the aggregate with any one or more other Effects, shall constitute or shall be considered in determining whether there has occurred a Company Material Adverse Effect: (A) changes in general economic, regulatory, political, business, financial, congressional appropriation or market conditions in the United States or elsewhere in the world; (B) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes in conditions generally affecting the industry in which the Company and the Company Subsidiaries operate, including but not limited to changes in Governmental Entity funding level or program changes; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any hurricane, flood, tornado, earthquake or other natural disaster or act of God, epidemics, pandemics or contagious disease outbreaks (including COVID-19), weather conditions and other similar force majeure events in the United States or any other country or region in the world (or any worsening of any of the foregoing), including, in each case, the response of Governmental Entities thereto (including COVID-19 Measures); (F) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts, any change in the market price or trading volume of Company Common Stock or any change in the Company’s credit rating (but excluding, in each case, the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise be excepted from this definition); (G) the public announcement, pendency or performance of the Transactions or the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.4 or Section 4.5); (H) changes in, including any actions taken to comply with any change in, applicable Laws or the interpretation thereof; (I) changes in, including any actions taken to comply with any change in, GAAP or any other applicable accounting standards or the interpretation thereof; (J) any Divestment Action or action required to be taken by the Company pursuant to the terms of this Agreement (including, for the avoidance of doubt, actions taken in furtherance of the Parties’ obligations pursuant to Section 6.3) or at the direction of Parent or Merger Sub or the failure of the Company to take any action that requires consent of Parent pursuant to Section 6.1 to the extent Parent fails to give its consent thereto, or requires cooperation of Parent pursuant to Section 6.3(a) to the extent Parent fails to provide cooperation thereto; (K) any breach of this Agreement by Parent or Merger Sub; (L) the settlement of any Proceeding outstanding as of the date of this Agreement; (M) any litigation or other Proceeding brought in connection with this Agreement or any of the Transactions, including breach of fiduciary duty or inadequate disclosure claims; or (N) any of the matters set forth on the Company Disclosure Letter; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company and the Company Subsidiaries as compared to any other participants that operate in the industries in which the Company and the Company Subsidiaries operate.

“Company Parties” has the meaning set forth in Section 9.15.

“Company Permits” has the meaning set forth in Section 4.15(b).

“Company Preferred Stock” has the meaning set forth in Section 3.1(a)(ii)(B).

“Company Products” has the meaning set forth in Section 4.26(b).

“Company PSUs” means all performance-based restricted stock units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Equity Plan, whose vesting is conditioned in full or in part based on achievement of performance goals or metrics for which the applicable performance period is not complete.

“Company Real Estate Agreement” has the meaning set forth in Section 4.13(a)(xvi).

“Company Restricted Stock Awards” means all awards of shares of Company Common Stock subject to vesting restrictions and/or forfeiture back to the Company.

“Company Retained Assets” has the meaning set forth in Section 6.17 of the Company Disclosure Letter.

“Company Retained Business” means the businesses, operations and activities of the Company and its Subsidiaries as conducted at any time prior to the Effective Time, other than the SpinCo Business and the business, operations and activities primarily related to the SpinCo Assets.

“Company Retained Employees” has the meaning set forth in Section 6.17 of the Company Disclosure Letter.

“Company Retained Liabilities” has the meaning set forth in Section 6.17 of the Company Disclosure Letter.

“Company RSUs” means (a) all restricted stock units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Equity Plans and (b) all performance-based stock units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Equity Plans for which the applicable performance period is complete but that remains subject to service-based vesting conditions.

“Company Separation Agreement” means the separation and distribution agreement to be entered into between the Company and SpinCo pursuant to Section 6.17 of the Company Disclosure Letter.

“Company Software” means all Software owned by the Company or any of the Company Subsidiaries.

“Company Specified Contract” has the meaning set forth in Section 4.13(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.4(c).

“Company Stores” means grocery supermarkets operated by the Company or any of the Company Subsidiaries.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (provided, that for this purpose the references to “twenty percent (20%)” in the definition of Company Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”) made by a third party, that did not result from a material breach of Section 6.4, that the Company Board determines in its good faith judgment (after consultation with its financial advisors and outside counsel) would, if consummated, result in a transaction that is more favorable to the Company stockholders from a financial point of view than the Transactions, after taking into account all factors that the Company Board deems relevant.

“Company Superior Proposal Notice” has the meaning set forth in Section 6.4(f).

“Company Termination Fee” has the meaning set forth in Section 8.4(d).

“Compliant” means, with respect to the Required Information, (i) that such Required Information, taken as a whole, does not contain any untrue statement of material fact or omit to state a material fact regarding the Company and the Company Subsidiaries necessary in order to make such Required Information, in the light of the circumstances under which it was made, not misleading; provided that the availability of financial information of the Company or the Company Subsidiaries, including any “flash” numbers, prior to the time that the Required Information would become not Compliant for periods subsequent to the latest quarterly or annual period for which financial information is included in the Required Information, shall not, by virtue of such availability, render such previously delivered Required Information not Compliant, (ii) that such Required Information, as of such time of determination, is current as contemplated by clause (i) of the definition of Required Information and (iii) no audit opinion with respect to any financial statements contained in the Required Information shall have been withdrawn, amended or qualified and Parent has not indicated (A) its intent to restate any historical financial statements of the Company or the Company Subsidiaries included in the Required Information, or (B) that any such restatement is under consideration (it being understood that the Required Information will be Compliant if such restatement is completed and the applicable Required Information has been amended or the Company or any of its Subsidiaries has publicly announced that it has concluded that no restatement shall be required). For the avoidance of doubt, all costs incurred in connection with preparing and/or providing Required Information that is Compliant shall be at Parent’s sole cost and expense.

“Confidentiality Agreement” has the meaning set forth in Section 6.7(b).

“Consent” has the meaning set forth in Section 4.5(b).

“Continuation Period” has the meaning set forth in Section 6.13(a).

“Continuing Employee” has the meaning set forth in Section 6.13(a).

“Contract” has the meaning set forth in Section 4.5(a).

“Copyleft License” means any license that requires, as a condition to the use, modification or distribution of any Open Source Software, that a modified version of such Open Source Software, or any other Intellectual Property that is incorporated into, derived from, based on, linked to, or used, distributed or made available with such Open Source Software, be licensed, distributed, or otherwise made available: (i) in source code form; (ii) under terms that permit redistribution, reverse engineering or creation of derivative works or other modification of any of the foregoing Intellectual Property; or (iii) without a license fee.

“Covered Individual” has the meaning set forth in Section 4.11(i).

“COVID-19” means SARS-Co V-2, SARS-Co V-2 variants or COVID-19.

“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by, from time to time, any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable or advisable actions taken from time to time, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Debt Commitment Letter” has the meaning set forth in Section 5.5(a).

“Debt Financing” has the meaning set forth in Section 5.5(a).

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Letters (including Substitute Debt Financing) and any joinder agreements, purchase agreements, credit agreements or indentures (or similar definitive financing documents) relating thereto (including, without limitation, any Take-Out or Exchange Offering).

“Debt Financing Source Related Parties” means the Debt Financing Sources, together with the Affiliates, officers, directors, employees, attorneys, partners (general or limited), trustees, controlling parties, advisors, members, managers, accountants, consultants, investment bankers, agents, representatives and funding sources of each of the foregoing, in each case, involved in the Debt Financing, (including, without limitation, any Take-Out or Exchange Offering), and their respective successors and assigns.

“Debt Letters” has the meaning set forth in Section 5.5(a).

“DGCL” means the Delaware General Corporation Law.

“Disclosing Party” has the meaning set forth in Section 6.7(a).

“Dissenting Shares” means any shares of Company Common Stock or Company Preferred Stock which were not voted in favor of the Merger or were not the subject of a written consent in favor of the Merger, as applicable, the holder of which properly perfected his, her or its right to appraisal for such shares pursuant to Section 262 of the DGCL.

“Dissenting Stockholder” has the meaning set forth in Section 3.3(g).

“Distribution” means the Spin-Off Distribution or, if, at any time prior to the Effective Time, the Company so elects in its sole discretion, the Grant to Trust.

“Distribution Transaction Agreements” means (i) the Company Separation Agreement, (ii) the Parent Separation Agreement, (iii) the Trust Agreement, as the case may be, (iv) the Transition Services Agreements and (v) all other agreements or documents to be executed or delivered by one or more of the parties in connection with the Separation or the Distribution, including any contingent value rights agreement.

“Divestment Action” means the Separation, the Distribution and any sale, divestiture, transfer, license, or disposition or hold separate (through the establishment of a trust or otherwise) in furtherance of the Parties’ obligations under Section 6.3.

“Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect.

“EBITDA” means earnings before income, taxes, depreciation and amortization.

“Effective Time” has the meaning set forth in Section 2.3(c).

“Environmental Law” means any Law that relates to pollution or protection of the environment or natural resources or to exposure to Hazardous Materials.

“Environmental Permit” means any permit, license, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.

“Equity Exchange Ratio” means a fraction, (x) the numerator of which is the Modified Common Merger Consideration and (y) the denominator of which is the average closing price, rounded to the nearest cent, of a share of Parent Common Stock on the New York Stock Exchange for the period of five consecutive trading days immediately preceding (but not including) the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.

“ERISA Affiliate” means all Persons (whether or not incorporated) that would be treated together with a Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“FDA” means the U.S. Food and Drug Administration.

“Filed Company SEC Documents” has the meaning set forth in ARTICLE IV.

“Filed Parent SEC Documents” has the meaning set forth in ARTICLE V.

“Four-Wall EBITDA” means, for the thirteen four-week periods ending on the last day of the four-week period nearest to, and at least thirty (30) days prior to, the Closing Date, (i) with respect to a Company Store, Store-level retail EBITDA (including as it relates to any fuel center associated with such Store) for such period, excluding allocated division and corporate overhead costs, and (ii) with respect to a Parent Store, EBITDA (including as it relates to any fuel center associated with such Store) as reported on such Store’s operating statement for such period, excluding intracompany rent costs, division overhead allocation costs, corporate overhead allocation costs and technology allocation costs, in each case of clauses (i) and (ii), calculated in a manner consistent with the historical methodology and practice of the Company and Parent, as applicable, in each case of (i) and (ii) in accordance with an illustrative example set forth in Section 1.1(a) of the Company Disclosure Letter.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 4.5(b).

“Government Sponsored Health Care Programs” means (i) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, including any subregulatory guidance issued thereunder, (ii) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act and any state’s applicable Laws implementing the Medicaid program, (iii) the Federal Employees Health Benefit Program, and (iv) any other state or federal health care program or plan.

“Government Official” means any officer or employee of a Governmental Entity or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Entity or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Grant to Trust” means the grant to a trust to be established pursuant to the Trust Agreement for the benefit of the holders of Company Common Stock and Company Preferred Stock of all of the issued and outstanding shares of SpinCo Common Stock in accordance with the terms of the Distribution Transaction Agreements as of such time that is not later than the Effective Time.

“Hazardous Material” means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as “hazardous”, “toxic”, a “pollutant” or “contaminant” or words of similar meaning and regulatory effect pursuant to any Environmental Laws, including petroleum and petroleum byproducts, per- and polyfluoroalkyl substances, Freon, ammonia, greenhouse gasses, ozone-depleting substances and asbestos.

“Health Care Laws” means all applicable Laws relating to the provision of health care, including those relating to (i) any permit, or the licensure, certification, qualification or authority, to transact business in connection with the provision of, payment for or arrangement of health care services, health benefits or health insurance, including applicable Laws that regulate providers, managed care, pharmacy benefit services, third-party payors and Persons bearing the financial risk for, or providing administrative or other functions in connection with, the provision of, payment for or arrangement of health care services, including all applicable Laws relating to Health Care Programs under which any Company Subsidiary, as applicable, is required to be licensed or authorized to transact business, (ii) health care or health insurance fraud or abuse, including the solicitation or acceptance of improper incentives involving persons operating in the health care industry, patient referrals or provider incentives generally, including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), (iii) the provision of administrative, management or other services related to any Health Care Programs, including the administration of health care claims, pharmacy benefit claims or benefits or processing or payment for health care or pharmacy items and services, treatment or supplies furnished by providers, including the provision of the services of third-party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits, (iv) the licensure, certification, qualification or authority to transact business in connection with the provision of, or payment for, pharmacy services or benefits, along with the requirements of the U.S. Drug Enforcement Administration in connection therewith, including 21 U.S.C. § 801 et seq., commonly referred to as the Controlled Substances Act, and any similar state laws governing the prescribing or dispensing of controlled substances, (v) the Consolidated Omnibus Budget Reconciliation Act of 1985, (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, (vii) the Medicare Improvements for Patients and Providers Act of 2008, (viii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (ix) the claims made or promotional or marketing efforts undertaken by the Company or any of its Subsidiaries for prescription drugs or controlled substances, (x) the U.S. Food and Drug Administration, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the Drug Quality Security Act (21 U.S.C. §§ 360eee), (xi) the practice of pharmacy, the operation of pharmacies or the wholesale distribution, dispensing, labeling, packaging, repackaging, handling, advertising, adulteration or compounding of drug products, controlled substances, medical devices, medical equipment or medical waste, (xii) the provision of pharmacy benefit management, utilization review and health care discount card programs and services, and (xiii) federal or state laws related to billing or claims for reimbursement for health care items and services submitted to any third-party payor.

“Health Care Programs” means all lines of business, programs and types of services offered by the Company or any Company Subsidiary that involve or relate to providing, arranging to provide, reimbursing or otherwise administering health care services or pharmacy benefit services, as applicable, including Government Sponsored Health Care Programs, commercial risk (individual, small group, large group), workers compensation, the Children’s Health Insurance Program (CHIP), TRICARE, the Military & Family Life Counseling program, and self-funded group health plans.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), and any and all implementing rules and regulations of a Governmental Entity as of the date hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust, Improvements Act of 1976, 15 U.S.C. § 18a et seq., and the rules and regulations promulgated thereunder.

“ICE” has the meaning set forth in Section 4.10(f).

“Incidental Licenses” means any (a) non-exclusive licenses or software-as-a-service agreements for “shrink-wrap,” “click-through” or other “off-the-shelf” Software owned by a third party that is generally available on standard commercial terms in connection with which or pursuant to which the Company and its Subsidiaries paid under each such Contract, in the aggregate during the fiscal year ended February 26, 2022, aggregate license, maintenance, support and other fees of less than $20,000,000; (b) Open Source Software licenses; (c) confidentiality, secrecy or non-disclosure agreements entered into in the ordinary course of business; (d) non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business consistent with past practice; and (e) non-exclusive licenses of third-party trademarks obtained by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, solely to the extent drawn; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Indemnification Expenses” has the meaning set forth in Section 6.11(a).

“Indemnified Parties” has the meaning set forth in Section 6.11(a).

“Intellectual Property” means all intellectual property and similar proprietary rights, arising under the laws of the United States or any jurisdiction throughout the world, including rights in the following: (a) trademarks, service marks, trade dress, brand names, logos, trade names, and other indicia of source or origin and all goodwill related thereto, and applications and registrations for the foregoing, (b) inventions, discoveries, ideas and creations (regardless of whether patentable), utility models, supplementary protection certifications, and patents and patent applications, including divisionals, continuations, continuations-in-part, renewals, extensions, reexaminations, substitutions and reissues, (c) trade secrets and other non-public, proprietary, or confidential information, including know-how, recipes, business plans, customer lists, and source code (collectively, “Trade Secrets”), (d) works of authorship, databases, compilations, copyrights, industrial designs, and registrations and applications therefor, and renewals, extensions, restorations and reversions thereof and all moral rights, however denominated, (e) Software and technology, and (f) domain names and social media identifiers and related accounts.

“IT Systems” has the meaning set forth in Section 4.17(e).

“Judgment” means any judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, a Governmental Entity.

“Knowledge” means the actual knowledge of, in the case of the Company and the Company Subsidiaries, the individuals listed in Section 1.1(b) of the Company Disclosure Letter and in the case of Parent and Merger Sub, the individuals listed in Section 1.1 of the Parent Disclosure Letter.

“Labor Organization” has the meaning set forth in Section 4.10(b).

“Law” means any law, rule, regulation, ordinance, code, statute, Judgment, order, decree, ruling, treaty, convention, governmental directive, injunction or other binding directive of any U.S. or non-U.S. Governmental Entity, including common law.

“Leased Real Property” has the meaning set forth in Section 4.12(b).

“Letter of Transmittal” has the meaning set forth in Section 3.3(b)(i).

“Liability” means any and all debts, liabilities, claims, demands, expenses, commitments, losses, and obligations, whether primary or secondary, direct or indirect, accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, or determined or determinable, including those arising under any Law and those arising under any Contract.

“Licensed Intellectual Property” has the meaning set forth in Section 4.17(b).

“Lien” means any mortgage, lien, statutory lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, option, conditional sale or other title retention agreement, right of way, easement, encroachment or encumbrance of any kind.

“Material Divestment Event” means Parent, the Company or their respective Subsidiaries divesting (by way of sale, separation or otherwise), prior to, as of, or immediately following the Effective Time, in excess of 650 Stores (inclusive of the Stores divested by virtue of the Distribution to the extent the Distribution is consummated as of the Effective Time) in order to eliminate and resolve any and all impediments under Antitrust Laws with respect to the Transactions.

“Measurement Date” has the meaning set forth in Section 4.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Common Merger Consideration or the Preferred Merger Consideration, as applicable.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Merger Sub Board” has the meaning set forth in the Recitals.

“Modified Common Merger Consideration” means an amount in cash equal to (a) $34.10 minus (b) the per share amount of the Pre-Closing Dividend payable to each holder of Company Common Stock.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under, any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), and the MIT License.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the articles of formation or organization or certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general or limited), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“Other Party” means, (a) with respect to Parent and the Parent Subsidiaries, the Company and (b) with respect to the Company and the Company Subsidiaries, Parent and Merger Sub.

“Outside Date” has the meaning set forth in Section 8.1(e).

“Owned Real Property” has the meaning set forth in Section 4.12(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in ARTICLE V.

“Parent Common Stock” means a share of common stock, par value $1.00 per share, of Parent.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would prevent or materially delay, interfere with, hinder or impair (i) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (ii) the compliance by Parent or Merger Sub with its obligations under this Agreement.

“Parent Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate Parent’s and the Parent Subsidiaries’ assets and properties and to lawfully carry on Parent’s and the Parent Subsidiaries’ as they are being conducted as of the date of this Agreement.

“Parent Proposed Changed Terms” has the meaning set forth in Section 6.4(f)(ii).

“Parent Restricted Stock Award” has the meaning set forth in Section 3.2(c).

“Parent Retained Assets” has the meaning set forth in Section 6.17 of the Company Disclosure Letter.

“Parent Retained Business” means the businesses, operations and activities of Parent and its Subsidiaries as conducted at any time prior to the Effective Time, other than the SpinCo Business and the business, operations and activities primarily related to the SpinCo Assets.

“Parent Retained Employees” has the meaning set forth in Section 6.17 of the Company Disclosure Letter.

“Parent Retained Liabilities” has the meaning set forth in Section 6.17 of the Company Disclosure Letter.

“Parent RSU” has the meaning set forth in Section 3.2(a).

“Parent Separation Agreement” means the separation and transfer agreement to be entered into by and among Parent, the Company and SpinCo pursuant to Section 6.17 of the of the Company Disclosure Letter.

“Parent Stores” means grocery supermarkets operated by Parent or any of the Parent Subsidiaries.

“Parent Subsidiaries” means each Subsidiary of Parent.

“Parent Termination Fee” has the meaning set forth in Section 8.4(d).

“Participating Multiemployer Plan” has the meaning set forth in Section 4.11(f).

“Party” means a party to this Agreement.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens for Taxes (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and for which adequate reserves have been established, to the extent required by GAAP, (ii) Liens of suppliers, carriers, warehousemen, workmen, mechanics, materialmen, repairmen, construction and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice that relate to obligations that are not delinquent or that the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have been established, to the extent required by GAAP, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not materially violated by any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries and which, individually or in the aggregate, do not and would not materially impair the use (or the Company’s contemplated use), utility or value of the applicable Real Property, (v) with respect to the Leased Real Property, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under the landlord or owner of the Leased Real Property affecting solely the interest of the landlord or the holder of a superior leasehold interest, so long as such Lien does not extend to any asset of the Company and the Company Subsidiaries other than the Leased Real Property, (vi) all liens, easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or the Company’s contemplated use), utility or value of the applicable Real Property, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (viii) Liens arising from transfer restrictions under applicable Laws of the U.S. federal securities Laws or similar applicable Laws of any jurisdiction, (ix) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business consistent with past practices, (x) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions and securities intermediaries, (xi) Liens arising from precautionary UCC filings regarding operating leases, the consignment or bailment of goods to the Company or any of the Company

Subsidiaries or Liens on equipment of the Company or any of the Company Subsidiaries granted in the ordinary course of business to a client or supplier at which such equipment is located, (xii) Liens or rights of setoff against credit balances of the Company or any of the Company Subsidiaries, with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card in the ordinary course of business, (xiii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business, consistent with past practices, to secure payment of customs duties in connection with the importation of goods, (xiv) Liens incurred in the ordinary course of business, consistent with past practices, in connection with any purchase money security interests, equipment leases or similar financing arrangements, so long as such Lien does not extend to any asset of the Company and the Company Subsidiaries other than the equipment or property or assets, the acquisition, improvement or construction of which was financed with the indebtedness secured by such Lien and any parts, replacements or proceeds thereof, (xv) Liens that are disclosed on the most recent consolidated balance sheet of the Company or the notes thereto, included in the Filed Company SEC Documents filed prior to the date hereof, (xvi) Liens that will be discharged at or prior to the Closing, and (xvii) any Liens and other exceptions set forth in the Company Disclosure Letter.

“Person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or any group composed of two (2) or more of the foregoing.

“Personal Information” has the meaning provided by applicable Law or by the Company or any of the Company Subsidiaries in any applicable privacy policies, notices, or contracts (e.g., “personal data,” “personal health information,” or “health information,” “personally identifiable information” or “PII”).

“Pre-Closing Bonus” has the meaning set forth in Section 6.13(b).

“Pre-Closing Dividend” means one or more special cash dividends payable to holders of Company Common Stock, Company Preferred Stock and, by way of dividend equivalent rights, Company Equity Awards, as applicable, in an amount not to exceed with respect to all such special cash dividends $4,000,000,000 in the aggregate.

“Preferred Merger Consideration” has the meaning set forth in Section 3.1(a)(ii)(B).

“Preferred Stockholder Approval” has the meaning set forth in Section 4.4(c).

“Preferred Stockholder Written Consent” has the meaning set forth in Section 4.4(d).

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the Processing of any Personal Information, including, but not limited to, the Federal Trade Commission Act, the California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (“PCI-DSS”), Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM), Telephone Consumer Protection Act (TCPA) and any and all applicable Laws relating to breach notification, medical privacy, the use of biometric identifiers, and the use of Personal Information for marketing purposes and genetic testing.

“Privacy Requirements” means all applicable Privacy Laws and all of the Company’s and the Company Subsidiaries’ policies, notices, and contractual obligations relating to the Processing of Personal Information.

“Proceeding” has the meaning set forth in Section 4.14.

“Process” or “Processing” means receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technically, physically or administratively), disposal, destruction, disclosure, or transfer (including cross-border) of any Personal Information or Protected Health Information.

“Protected Health Information” has the meaning set forth at 45 C.F.R. § 160.103, as of the date hereof.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Real Property Leases” means the real property leases, subleases, licenses or other occupancy agreements, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto, to which the Company or any Company Subsidiary is a party.

“Refinanced Indebtedness” has the meaning set forth in Section 6.1(n).

“Refinancing Indebtedness” has the meaning set forth in Section 6.1(n).

“Registered Intellectual Property” has the meaning set forth in Section 4.17(a).

“Related Person” has the meaning set forth in Section 9.8.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment.

“Replacement Plans” has the meaning set forth in Section 6.13(c).

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Required Information” means (i) all financial statements, financial data, audit reports and other information of and regarding the Company and the Company Subsidiaries of the type and form, and for the periods, that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of securities on a registration statement of the Company on Form S-1 under the Securities Act (and, with respect to Rule 3-05 and Article 11, as applicable, of Regulation S-X, regardless of the timing of such filing) to consummate the offerings of securities contemplated by the Debt Letters or any Take-Out or Exchange Offering (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison periods, which will have been reviewed by the Company’s independent public accountants as provided in AU 722) and any other information otherwise necessary to receive from the independent public accountants of the Company (and any other independent public accountants to the extent financial statements audited or reviewed by such accountant are or would be included in the offering document) customary “comfort” (including “negative assurance” and change period comfort) with respect to the financial information of the Company to be included in such offering document; and (ii) such other pertinent and customary information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent (or any Debt Financing Source Related Party) to the extent that such information is readily available to the Company without undue burden and required in connection with the Debt Financing or of the type customary for financings of a type similar to the Debt Financing or any Take-Out or Exchange Offering).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person to issue, transfer or sell any equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Second Request” has the meaning set forth in Section 6.3(a).

“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., and the rules and regulations promulgated thereunder.

“Senior Leadership Team” means those employees listed in Section 1.1(c) of the Company Disclosure Letter.

“Separation” means the separation of the SpinCo Business, SpinCo Assets, SpinCo Liabilities and SpinCo Employees from the Company Retained Business or the Parent Retained Business, as applicable, the Company Retained Assets or the Parent Retained Assets, as applicable, the Company Retained Liabilities or the Parent Retained Liabilities, as applicable, and the Company Retained Employees or the Parent Retained Employees, as applicable, not later than immediately prior to, or substantially simultaneously with, as applicable, the Distribution pursuant to the Company Separation Agreement and the Parent Separation Agreement.

“Software” means all: (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code or firmware, including components thereof such as user interfaces, report formats, templates, menus, buttons, and icons; (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iii) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Solvent” has the meaning set forth in Section 5.5(b).

“Stockholder Consents” has the meaning set forth in Section 4.4(d).

“SpinCo” means a wholly owned Subsidiary of the Company, to be formed as a Delaware corporation prior to the Separation to hold the SpinCo Business.

“SpinCo Assets” has the meaning set forth in Section 6.17 of the Company Disclosure Letter.

“SpinCo Business” means such business of the Company, Parent and their respective Subsidiaries as detailed in Section 6.17 of the Company Disclosure Letter.

“SpinCo Common Stock” means the shares of common stock of SpinCo.

“SpinCo Consideration” means either (a) all of the issued and outstanding shares of SpinCo Common Stock prior to the Effective Time or (b) if the Company so elects in its sole discretion at any time prior to the Effective Time, all of the beneficiary interests (or similar interests) in the trust created under the Trust Agreement.

“SpinCo Consideration Adjustment Amount” means an amount equal to (a) three times the aggregate Four-Wall EBITDA of the Stores included (or the rights to which, including the right to occupy and operate such Store, are included) in the SpinCo Assets that are actually transferred to SpinCo in connection with the consummation of the Distribution, divided by (b) the SpinCo Consideration Fully Diluted Number, provided, that if such calculation in clauses (a) and (b) shall result in a portion of such sum being less than $0.01, then such sum shall be decreased to the nearest whole cent.

“SpinCo Consideration Fully Diluted Number” means the sum of the number of shares of Company Common Stock plus (without duplication) the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock, in each case of Company Common Stock and Company Preferred Stock issued and outstanding as of the record date of the Distribution or as of such other time and date as the Parties may mutually agree in writing.

“SpinCo Group” means, collectively, SpinCo and SpinCo Subsidiaries.

“SpinCo Registration Statement” means the registration statement on Form 10 (or any successor or related form issued by the SEC) to be filed by SpinCo with the SEC relating to the Spin-Off Distribution, as amended or supplemented from time to time.

“SpinCo Stores” has the meaning set forth in Section 6.17 of the Company Disclosure Letter.

“SpinCo Subsidiaries” has the meaning set forth in Section 6.17 of the Company Disclosure Letter.

“Spin-Off Distribution” means the distribution to the holders of Company Common Stock and Company Preferred Stock of all of the issued and outstanding shares of SpinCo Common Stock in accordance with the terms of the Distribution Transaction Agreements as of such time that is not later than the Effective Time.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Substitute Debt Financing” has the meaning set forth in Section 6.15(b).

“Surviving Corporation” has the meaning set forth in Section 2.2.

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Stores” means Company Stores and Parent Stores.

“Take-Out or Exchange Offering” has the meaning set forth in Section 6.15(d).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means (i) all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, escheat, unclaimed property, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any of the foregoing, and (ii) any liability with respect to any items described in clause (i) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, United States Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property in this Section 1.1.

“Transaction Documents” has the meaning set forth in Section 9.8.

“Transactions” has the meaning set forth in the Recitals.

“Transition Services Agreements” means (i) the transition services agreement, to be entered into between the Company and SpinCo in connection with the Spin-Off Distribution and (ii) the transition services agreement, to be entered into between Parent and SpinCo, in each case of (i) and (ii) prepared in accordance with Section 6.17 of the Company Disclosure Letter.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Trust Agreement” means the trust agreement, deed of trust or other similar instrument to be entered into by and among the Company, SpinCo and an independent trustee specified therein, pursuant to which the beneficiary interests (or similar interests) in the trust created thereunder (i) will be an integral part of the Merger Consideration, (ii) will not entitle the holders of such beneficiary interests to any rights common to stockholders (such as voting and dividend rights), (iii) will be non-interest bearing, (iv) will not be assignable or transferable except by operation of Law, and (v) will not be represented by any form of certificate or instrument.

“Voting Company Debt” has the meaning set forth in Section 4.2(c).

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act (or, in the case of an omission, failure to take such act) would cause or constitute such material breach, regardless of whether breaching was the object of the act or failure to act.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) the word “or” shall be disjunctive but not exclusive;

(e) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) the word “director” as used herein refers to an individual serving as a member of a board of directors of a company;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(k) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(m) the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(n) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o) any references to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section;

(p) the phrase “made available” and words of similar import with respect to information to be made available to Parent means that the relevant documents, instruments or materials were posted and made available to Parent on the Company due diligence data site or otherwise delivered to Weil, Gotshal & Manges LLP or Arnold & Porter Kaye Scholer LLP, in each case, in its capacity as counsel to Parent, by the Company or its Representatives in connection with the Transactions prior to the execution of this Agreement, and with respect to information to be made available to the Company means that the relevant documents, instruments or materials were delivered to Jenner & Block LLP or White & Case LLP, in each case, in its capacity as counsel to the Company, by Parent or its Representatives in connection with the Transactions prior to the execution of this Agreement;

(q) all references to days without explicit qualification of “business” will be interpreted as a reference to calendar days; and if any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day; and

(r) all references to time mean New York City time unless otherwise provided.

ARTICLE II

THE DISTRIBUTION; THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Distribution. In connection with the Merger, upon the terms and subject to the conditions of this Agreement and, if applicable, the Distribution Transaction Agreements, the Parties agree that the Company will effect the Distribution as of such time that is not later than the Effective Time and, in furtherance thereof, each of the Company and Parent shall cooperate with each other, and shall cause their respective Affiliates to so cooperate, such that the Distribution shall be effected as of such time that is not later than the Effective Time. The Distribution may be effected by virtue of the Merger or by way of dividend or other distribution (including as contemplated pursuant to the Trust Agreement and Grant of Trust), in each case as the Company may elect following good faith consultation with Parent, taking into consideration any adverse impact such distribution may have on Parent (including the Surviving Corporation) following the Effective Time, and to the extent such distribution is reasonably likely to have an adverse impact, the foregoing shall be subject to Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the Distribution shall be made with respect to the shares of Company Common Stock and the shares of the Company Preferred Stock and not the Company Equity Awards. Notwithstanding anything in this Agreement to the contrary, Parent and the Company shall not be obligated to consummate the Distribution in any of the following events: (a) the allocation of Stores to SpinCo in accordance with Section 6.17 of the Company Disclosure Letter is not completed on or before October 13, 2023 (provided that Parent shall not be relieved of its obligation to consummate the Distribution if it breaches its obligation to make such allocation) or (b) Parent elects, subject to its obligations under Section 6.3, by written notice to the Company, to sell the SpinCo Business to one or more third parties in lieu of the Parties consummating the Distribution, directly or indirectly, whether structured as a sale of equity interests in SpinCo, a merger, sale of assets or otherwise, to any bona fide third party buyer that is not an Affiliate of Parent. For the avoidance of doubt, nothing in this Section 2.1 shall affect the obligations of Parent under Section 6.3(d)(i).

Section 2.2 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving entity (the Company, as the surviving entity in the Merger, being sometimes referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned direct subsidiary of Parent.

Section 2.3 Closing.

(a) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date that is three (3) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in ARTICLE VII (the “Closing Date”) (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) by remote communication and by the exchange of signature pages by electronic transmission or, to the extent such exchange is not practicable or the Parties otherwise agree in writing, at the offices of Jenner & Block LLP in New York, New York, or such other time, date or place as Parent and the Company may agree in writing; provided, that the Closing may occur at such other time, date or place as may be agreed to in writing by the parties hereto.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) to be executed and filed with the Delaware Secretary of State.

(c) The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities obligations, restrictions, disabilities and duties of each of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 2.5 Organizational Documents.

(a) At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit A hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law.

(b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth on Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms of the articles of incorporation of the Surviving Corporation, such bylaws, the terms of this Agreement and applicable law.

(c) Within five (5) Business Days following the execution of this Agreement, the Certificate of Designations shall be amended by the Company in accordance with the certificate of amendment as set forth on Exhibit E hereto (the “COD Amendment”).

Section 2.6 Directors and Officers of the Surviving Corporation. The Parties shall take all necessary action such that from and after the Effective Time, (i) the officers of the Company shall be the officers of the Surviving Corporation, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and (ii) the directors of Merger Sub shall be the directors of the Surviving Corporation, and such directors shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Effect of the Merger on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

(i) Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one validly issued fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii) Conversion of Capital Stock of the Company.

(A) Subject to the other provisions of this ARTICLE III, each share of Class A Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 3.1(a)(iii), Dissenting Shares and Company Restricted Stock Awards addressed in Section 3.2), shall be converted automatically at the Effective Time into the right to receive from Parent the Common Merger Consideration, without any interest thereon and subject to any withholding Taxes required by applicable Law in accordance with Section 3.3(h).

(B) Subject to the other provisions of this ARTICLE III, each share of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (“Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Preferred Stock described in clause (iii) of this Section 3.1(a) and Dissenting Shares) shall be converted automatically at the Effective Time into the right to receive from Parent an amount in cash equal to the product of (1) the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible as of the Effective Time and (2) the Common Merger Consideration (the “Preferred Merger Consideration”), without any interest thereon and subject to any withholding Taxes required by applicable Law in accordance with Section 3.3(h), provided that, if the Preferred Merger Consideration includes any SpinCo Common Stock, the number of shares of SpinCo Common Stock to which any holder of Company Preferred Stock would otherwise be entitled pursuant to this Section 3.1(a)(ii)(B) shall be rounded to the nearest whole number and no fractional shares of SpinCo Common Stock shall be issued to any such holder.

(C) All such shares of Company Common Stock and Company Preferred Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of any such share of Company Common Stock and Company Preferred Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid or undistributed at the Effective Time (including the Pre-Closing Dividend, as the case may be).

(iii) Company, Parent and Merger Sub-Owned Shares. Each share of Company Common Stock or Company Preferred Stock that is issued and held by the Company or any of the Company’s direct or indirect wholly owned Subsidiaries, and each share of Company Common Stock or Company Preferred Stock that is owned by Parent, Merger Sub or any of their respective direct or indirect wholly owned Subsidiaries, in each case immediately prior to the Effective Time, shall remain outstanding.

(b) Impact of Stock Splits, Etc. In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including shares of Company Preferred Stock) issued and outstanding after the date of this Agreement and prior the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration shall be equitably adjusted to provide to the holders of Company Common Stock and the holders of Company Preferred Stock the same economic effect as contemplated by this Agreement prior to such event, subject to further adjustment in accordance with this Section 3.1(b), provided that no such adjustment shall be made pursuant to this Section 3.1(b) as a result of the Distribution or the other transactions contemplated by Section 6.17 of the Company Disclosure Letter or this Agreement. Nothing in this Section 3.1(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2 Treatment of Company Equity Awards.

(a) At the Effective Time, each outstanding Company RSU shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a restricted stock unit denominated in shares of Parent Common Stock (each, a “Parent RSU”). The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Equity Exchange Ratio. Except as specifically provided above, following the Effective Time, each such Parent RSU shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding Company RSU immediately prior to the Effective Time, but shall be treated as if a “change in control” has occurred in accordance with Section 6.13(d). Dividend equivalent rights associated with Company RSUs that are denominated in Company RSUs shall be treated consistent with this Section 3.2(b) and such rights denominated in cash shall be provided for in the Parent RSU and shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding Company RSU immediately prior to the Effective Time.

(b) At the Effective Time, each outstanding Company PSU shall, automatically and without any required action on the part of the holder thereof, cease to represent a performance stock unit denominated in shares of Company Common Stock and shall be converted into a Parent RSU. The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to the product (rounded to the nearest whole number) of (x) the sum of (i) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time that are subject to the performance period in which the Effective Time occurs, based on the greater of target performance and actual performance as determined by the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plans) in accordance with the terms of the Company Equity Plans and applicable award agreements, plus (ii) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time that are subject to any performance period that begins after the Effective Time, based on target performance, multiplied by (y) the Equity Exchange Ratio. Except as specifically provided above, following the Effective Time, each such Parent RSU shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding Company PSU immediately prior to the Effective Time, but (X) shall no longer be subject to any performance-based vesting conditions and (Y) shall be treated as if a “change in control” has occurred in accordance with Section 6.13(d). Dividend equivalent rights associated with Company PSUs that are denominated in Company PSUs shall be treated consistent with this Section 3.2(b) and such rights denominated in cash shall be provided for in the Parent RSU and shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding Company PSU immediately prior to the Effective Time.

(c) At the Effective Time, each outstanding Company Restricted Stock Award shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted share of Company Common Stock and shall be converted into a number of restricted shares of Parent Common Stock (each, a “Parent Restricted Stock Award”) equal to the product (rounded to the nearest whole number) of the Equity Exchange Ratio multiplied by the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time. Except as specifically provided above, following the Effective Time, each such Parent Restricted Stock Award shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding Company Restricted Stock Award immediately prior to the Effective Time, but (X) shall no longer be subject to any performance-based vesting conditions and (Y) shall be treated as if a “change in control” has occurred in accordance with Section 6.13(d). Dividend equivalent rights associated with Company Restricted Stock Awards that are denominated in Company Restricted Stock Awards shall be treated consistent with this Section 3.2(c) and such rights denominated in cash shall be provided for in the Parent Restricted Stock Award and shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding Company Restricted Stock Award immediately prior to the Effective Time.

(d) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plans) shall adopt such resolutions as may be required to effectuate the treatment of the Company Equity Awards pursuant to Section 3.2(a)-(c). Parent shall take all actions that are necessary for the assumption of the Company Equity Awards pursuant to Section 3.2(a)-(c), including the reservation of Parent Common Stock as necessary to effect the transactions contemplated by this Section 3.2. Parent shall provide the Company with applicable notices and/or communications setting forth the rights of the holders of the Company Equity Awards in accordance with the terms this Section 3.2 no less than fifteen (15) Business Days prior to the Effective Time and the Company shall have a reasonable period of time to review and comment on such documents, and Parent shall consider any such comments in good faith.

(e) Notwithstanding anything in Section 3.2(a)-(c) to the contrary, but subject to Section 6.1, to the extent the terms of any Company Equity Award (i) granted on or after the date of this Agreement and not in violation of this Agreement or (ii) mutually agreed by the Parties and a holder of any Company Equity Award expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 3.2 then in each case of clauses (i) and (ii), the terms of such Company Equity Award, as applicable or so agreed by the Parties and such holder, shall control (and the applicable provisions of this Section 3.2 shall not apply).

Section 3.3 Payment for Securities.

(a) Paying Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Company Common Stock and the holders of Company Preferred Stock in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration (other than the SpinCo Consideration). On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited with the Paying Agent, for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the

Effective Time, an amount in cash sufficient to pay the aggregate Merger Consideration (other than the SpinCo Consideration) in exchange for all of the shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time, excluding any shares of Company Common Stock and Company Preferred Stock described in Section 3.1(a)(iii) and any Dissenting Shares (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration (other than the SpinCo Consideration) contemplated to be issued in exchange for shares of Company Common Stock and Company Preferred Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a), the Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock and Company Preferred Stock for the Merger Consideration. Any interest or other income resulting from investment of the Exchange Fund shall become part of the Exchange Fund.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, but in no event more than three (3) Business Days after the Closing Date, Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to deliver to each record holder, as of immediately prior to the Effective Time, of (A) an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock, as applicable (the “Certificates”) or (B) shares of Company Common Stock or Company Preferred Stock, as applicable, represented by book-entry (“Book-Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall be in a customary form (including customary provisions regarding delivery of an “agent’s message” with respect to Book-Entry Shares) and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration.

(ii) Upon surrender to the Paying Agent of a Certificate and delivery of a duly completed and validly executed Letter of Transmittal and such other customary documents as may be reasonably required by the Paying Agent or in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor the Merger Consideration (subject to Section 3.3(j)) payable in respect of the number of shares formerly evidenced by such Certificate or such Book-Entry Share. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or on any unpaid dividends and other distributions payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock or Company Preferred Stock, as applicable, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock or Company Preferred Stock, as applicable, subject to the Surviving Corporation’s obligation (subject to Section 6.1) to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time (including pursuant to Section 3.3(i), as applicable).

(c) Termination Rights. Subject to the Surviving Corporation’s obligation (subject to Section 6.1) to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time (including pursuant to Section 3.3(i), as applicable), all Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock and Company Preferred Stock in accordance with the terms hereof (for the avoidance of doubt, together with the SpinCo Consideration) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock and Company Preferred Stock, as applicable. At the Effective Time, the Surviving Corporation shall cause the stock transfer books of the Surviving Corporation to be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock and Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing shares of Company Common Stock or Company Preferred Stock described in clause (iii) of Section 3.1(a)), without any interest thereon.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the date that is twelve (12) months after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former common stockholders or preferred stockholder of the Company who have not theretofore received the full Merger Consideration, without interest thereon, shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock or Company Preferred Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate (other than a Certificate evidencing shares of Company Common Stock or Company Preferred Stock described in clause (iii) of Section 3.1(a)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (other than the SpinCo Consideration) payable in respect of the shares of Company Common Stock or Company Preferred Stock formerly represented by such Certificate, without any interest thereon.

(g) Dissenter’s Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Dissenting Shares will not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, will be converted into the right to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder of Dissenting Shares (a “Dissenting Stockholder”) fails to perfect or effectively withdraws, waives or loses its rights to appraisal and payment under the DGCL (it being understood that at the Effective Time such Dissenting Shares shall no longer be outstanding). Whether before or after the Effective Time, if any Person who otherwise would be deemed a Dissenting Stockholder with respect to any shares of Company Common Stock or Company Preferred Stock shall have failed to perfect or shall have effectively withdrawn or lost such Person’s right to appraisal of such shares of Company Common Stock or Company Preferred Stock, as applicable, held by such holder under Section 262 of the DGCL, such shares of Company Common Stock or Company Preferred Stock, as applicable, shall no longer be deemed Dissenting Shares. Instead, such shares of Company Common Stock and Company Preferred Stock shall be treated as though they had been converted into the right to receive the Merger Consideration for such shares of Company Common Stock or Company Preferred Stock, as applicable, subject to the terms of this Agreement. The Company or the Surviving Corporation shall, and the Parent shall cause it to, promptly consent to any request by a Person to withdraw such Person’s dissent at any time in whole or in part. The Company shall deliver prompt notice to the Parent of any demands for appraisal, withdrawals of such demands and any related instruments served pursuant to the DGCL and, in each case, received by the Company prior to the Effective Time. From and after the Effective Time, the Parent and the Surviving Corporation shall have the right to participate in and direct all negotiations and proceedings with respect to, and shall be fully responsible for, such demands. The Company shall not, and shall not agree to, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or compromise rights with respect to any such demands.

(h) Withholding Taxes. Notwithstanding anything in this Agreement or the Distribution Transaction Agreements to the contrary, Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable to any holder of Company Common Stock or Company Preferred Stock or holder of Company Equity Awards pursuant to this Agreement or the Distribution Transaction Agreements such amounts as are required to be deducted or withheld with respect to the making of such payments, the Pre-Closing Dividend, or effecting the Distribution under applicable Law. To the extent that amounts are so properly deducted or withheld and timely paid over to the appropriate Governmental Entity by the Paying Agent, the Company, the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Preferred Stock or holder of the equity or equity-based awards in respect of which such deduction or withholding was made by the Paying Agent, the Company, the Surviving Corporation or Parent, as the case may be. If the Company, the Surviving Corporation or Parent determine that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services), the Company, the Surviving Corporation or Parent shall use commercially reasonable efforts to, prior to deducting or withholding such amounts, notify each other in respect of such determination and shall reasonably cooperate in good faith with each other to establish or obtain any exemption from or reduction in the amount of any such deduction or withholding that otherwise would be required (without changing or amending any terms of the Merger, the Distribution, the Pre-Closing Dividend, this Agreement, or the Distribution Transaction Agreements).

(i) Further Action. In the event that the Closing Date occurs after the record date for the Pre-Closing Dividend but before the payment date for the Pre-Closing Dividend, the Surviving Corporation shall pay, and Parent shall cause the Surviving Corporation to pay, the Pre-Closing Dividend to each holder of record of Company Common Stock and Company Preferred Stock and to credit dividend equivalents to the Company Equity Awards, as applicable.

(j) SpinCo Consideration. The SpinCo Consideration shall be delivered to the holders of Company Common Stock and Company Preferred Stock in accordance with the Distribution Transaction Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with or furnished by the Company to the SEC on or after June 20, 2020 (excluding any disclosures set forth in any such Filed Company SEC Documents in any risk factor section, any forward-looking disclosure or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein and solely where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure) and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (y) as set forth in the disclosure letter delivered by the Company to Parent as of the date hereof (the “Company Disclosure Letter”), or (z) to the extent relating to SpinCo, the SpinCo Business, SpinCo Assets, SpinCo Liabilities or SpinCo Employees or any Divestment Actions, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, General Authority and Standing. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of any Company Subsidiary where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the Company’s Organizational Documents as in effect on the date of this Agreement are included in the Filed Company SEC Documents. There are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company’s capital stock other than as disclosed in the Filed Company SEC Documents.

Section 4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 1,750,000 shares of Company Preferred Stock, par value $0.01 per share. At the close of business on October 12, 2022 (the “Measurement Date”), (i) 533,764,301 shares of Company Common Stock (inclusive of 645,594 Company Restricted Stock Awards) were issued and outstanding, all of which shares were Class A Common Stock, (ii) 666,000 shares of Company Preferred Stock were issued and outstanding, all of which shares were shares of Series A Preferred Stock,

(iii) 7,476,703 shares of Company Common Stock were subject to Company RSUs, (iv) 2,930,040 shares of Company Common Stock were subject to Company PSUs (assuming achievement of applicable performance goals at target performance), (v) 5,725,923 shares of Company Common Stock were subject to Company PSUs (assuming achievement of applicable performance goals at maximum performance), (vi) 57,068,354 shares of Company Common Stock were held by the Company in its treasury, and (vii) 34,873,993 additional shares of Company Common Stock were reserved and available for issuance pursuant to the Company Equity Plans (for the avoidance of doubt, not including shares of Company Common Stock subject to Company Equity Awards set forth above). As of the Measurement Date, the issued and outstanding Company Preferred Stock would be convertible into 38,670,624 shares of Company Common Stock in accordance with the Certificate of Designation assuming the consummation of the Transactions. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company, Company Equity Awards or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than upon the settlement of Company Equity Awards outstanding as of the Measurement Date in accordance with the terms of the applicable Company Equity Plan and any related award agreements.

(b) All outstanding shares of Company Common Stock and Company Preferred Stock, and all such shares that may be issued prior to the Effective Time when issued, (i) are or will be, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and (ii) issued in compliance in all material respects with applicable securities Laws and other applicable Law and all requirements set forth in applicable Contracts.

(c) As of the date of this Agreement, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).

(d) Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract or (iii) that give any person the right to receive any economic interest of any nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company except for (A) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards and (B) in connection with settlement or forfeiture of Company Equity Awards. Except as set forth on Section 4.2(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(e) Each Company Equity Award (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued and (ii) is evidenced by a written award agreement, substantially in a form made available to Parent, except for such differences relating to the number of shares of Company Common Stock covered thereby, the exercise price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms.

Section 4.3 Company Subsidiaries; Equity Interests.

(a) Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each Company Subsidiary. All of the outstanding interests in each such Company Subsidiary have been validly issued, fully paid and nonassessable and are owned by the Company, free and clear of all Liens, other than Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any such Company Subsidiary is a party or by which such Company Subsidiary is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.

(b) Except as set forth in Section 4.3(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, nor does the Company or any Company Subsidiary have any obligation, contingent or otherwise, to consummate any material additional investment in any Person other than a Company Subsidiary.

Section 4.4 Authority; Execution and Delivery; Enforceability.

(a) The execution and delivery by the Company of this Agreement (including, for the avoidance of doubt, Section 6.17 of the Company Disclosure Letter) and the consummation by the Company of the Transactions (including, for the avoidance of doubt, the separation of the SpinCo Business, SpinCo Assets, SpinCo Liabilities and SpinCo Employees from the Company Retained Business, Company Retained Assets, Company Retained Liabilities and Company Retained Employees and the Distribution) have been duly authorized by all necessary corporate action on the part of the Company, subject, (i) to receipt of the Company Stockholder Approval, and (ii) in the case of the Separation and the Distribution, to receipt of the approval by the Company Board of the Distribution Transaction Agreements to which the Company is a party. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b) The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement (including, for the avoidance of doubt, Section 6.17 of the Company Disclosure Letter) and the Transactions (including, for the avoidance of doubt, the separation of the SpinCo Business, SpinCo Assets, SpinCo Liabilities and SpinCo Employees from the Company Retained Business, Company Retained Assets, Company Retained Liabilities and Company Retained Employees and the Distribution), are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the execution and delivery by the Company of this Agreement (including, for the avoidance of doubt, Section 6.17 of the Company Disclosure Letter), the performance by the Company of its covenants and agreements contained in this Agreement and the consummations of the Transactions (including, for the avoidance of doubt, the separation of the SpinCo Business, SpinCo Assets, SpinCo Liabilities and SpinCo Employees from the Company Retained Business, Company Retained Assets, Company Retained Liabilities and Company Retained Employees and the Distribution), (iii) assuming the representations and warranties set forth in Section 5.9 are true and correct, took all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of the Company Common Stock and Company Preferred Stock as set forth in the Company’s Organizational Documents or in any state takeover statute to be inapplicable to the Transactions, (iv) directed that this Agreement be submitted to the holders of Class A Common Stock of the Company for adoption and (v) resolved to recommend that the holders of Class A Common Stock of the Company adopt this Agreement and approve the Merger (such recommendation described in clause (v), the “Company Board Recommendation”).

(c) Assuming the representations and warranties set forth in Section 5.9 are true and correct, the only votes of holders of any class or series of capital stock of the Company necessary to approve this Agreement and to consummate the Merger are (i) the adoption of this Agreement by the holders of a majority of votes represented by the outstanding shares of Class A Common Stock (the “Common Stockholder Approval”) and (ii) the approval of (A) this Agreement and the Merger and (B) the COD Amendment, in each case of clauses (A) and (B), by the holders of a majority of the outstanding shares of Company Preferred Stock entitled to vote thereon (the “Preferred Stockholder Approval” and, together with the Common Stockholder Approval, the “Company Stockholder Approval”).

(d) (i) The execution and delivery by or on behalf of each party which may be the record holder of Company Common Stock held on behalf of a member of the ACI Control Group, of a written consent substantially in the form attached hereto as Exhibit C-1, Exhibit C-2, Exhibit C-3 or Exhibit C-4, as applicable (the “Common Stockholder Written Consent”) to approve and adopt this Agreement in accordance with Section 228 and Section 251(c) of the DGCL shall satisfy the Common Stockholder Approval, and (ii) the execution and delivery by HPS Investment Partners, LLC and by or on behalf of its affiliates holding the Company Preferred Stock (the “Preferred Holders”) of written consents substantially in forms attached hereto as Exhibit D-1 and Exhibit D-2 (the “Preferred Stockholder Written Consent” and, together with the Common Stockholder Written Consent, the “Stockholder Consents”) to approve and adopt, as applicable, this Agreement and the COD Amendment, in each case, in accordance with Section 228 and Section 251(c) of the DGCL shall satisfy the Preferred Stockholder Approval. For the avoidance of doubt, the execution and delivery of the Stockholder Consents shall satisfy the Company Stockholder Approval.

Section 4.5 No Conflicts; Consents.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof, in each case excluding transactions undertaken in order to satisfy Section 6.3 hereof or the conditions set forth in Section 7.1(b) (solely to the extent necessary under any Antitrust Law) or Section 7.1(c), will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiaries under, any provision of (i) the Organizational Documents of the Company, (ii) the Organizational Documents of any Company Subsidiary, (iii) any Company Permit or any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iv) subject to the filings and other matters referred to in Section 4.5(b) and Section 6.3(a), any Law applicable to the Company or the Company Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii), (iii) and (iv) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order, waiver or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any national, Federal, state, provincial, local or other government, domestic, foreign or supranational, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of the Company Information Statement and (B) such reports and registration statements under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Certificate of Merger and the COD Amendment with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of the NYSE, and (v) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.6 SEC Documents; Undisclosed Liabilities.

(a) Since June 20, 2020, the Company has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Company SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Filed Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Filed Company SEC Documents. As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Filed Company SEC Documents and, to the Knowledge of the Company, none of the Filed Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company Subsidiaries is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Filed Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to year-end adjustments).

(c) Except as reflected or reserved against in the consolidated balance sheet of the Company, as of February 26, 2022, or the notes thereto, included in the Filed Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Since February 26, 2022, neither the Company nor any of the Company Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2022 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Information Statement will, at the time it is first published, sent or given to the Company’s stockholders or at any time it is amended or supplemented, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. To the extent the Distribution is to be effected in accordance with this Agreement, none of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the SpinCo Registration Statement will, on the date the SpinCo Registration Statement or any amendment or supplement thereto is first declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company will, at the date of being made available to the stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Information Statement and, to the extent the Distribution is to be effected in accordance with this Agreement, the SpinCo Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference in the Company Information Statement or the SpinCo Registration Statement based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.8 Absence of Certain Changes or Events.

(a) Since February 26, 2022, there has not been any Company Material Adverse Effect.

(b) From February 26, 2022 through the date of this Agreement, the Company and the Company Subsidiaries have each conducted their respective businesses in the ordinary course in substantially the same manner as previously conducted (other than as a result of COVID-19 and COVID-19 Measures), and during such period there has not been:

(i) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company in each case other than the Pre-Closing Dividend, quarterly dividends on the Company Common Stock and dividends on the Company Preferred Stock pursuant to the Certificate of Designation (including the Pre-Closing Dividend);

(ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may have been required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law; or

(iv) any other action taken that if taken after the date of this Agreement without the prior written consent of Parent would constitute a violation of Section 6.1 (other than clauses (c)(i), (e), (h) and (j) of Section 6.1).

Section 4.9 Taxes. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(a) Each of the Company and the Company Subsidiaries has (i) timely filed, or caused to be timely filed on its behalf, taking into account any extensions of time within which to file, all Tax Returns required to have been filed by it, and all such Tax Returns are true, correct and complete, and (ii) paid, or caused to be paid, all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods through the date of such financial statements. Neither the Company nor any Company Subsidiary has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside of the ordinary course of business or otherwise inconsistent with past practice.

(c) Each of the Company and the Companies Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee of the Company, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) There are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to any litigation or administrative Proceeding relating to Taxes. No deficiency for any Tax has been asserted or assessed by a taxing authority in writing against the Company or any Company Subsidiary that has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings.

(e) There has never been any claim made in writing by any taxing authority in a jurisdiction where the Company or any Company Subsidiaries do not file Tax Returns that any of such entities may be subject to Tax in that jurisdiction.

(f) There are no Liens for Taxes other than Permitted Liens upon any property or assets of the Company or any Company Subsidiary.

(g) Neither the Company nor any Company Subsidiary has (i) constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement; or (ii) knowledge of facts which are reasonably likely to cause any prior transactions in which the Company or any Company Subsidiary (or any predecessors of the Company or any Company Subsidiary) were treated as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) to not qualify for tax-free treatment under Section 355 or 361 of the Code.

(h) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any change in method of accounting made prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(i) Neither the Company nor any Company Subsidiary (i) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state, or foreign Law) or (ii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(j) Neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations.

Section 4.10 Labor Relations.

(a) Other than those bound by the terms of a Company Collective Bargaining Agreement, none of the employees of the Company or any Company Subsidiary is represented by any union with respect to his or her employment by the Company or any Company Subsidiary. Section 4.10(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Company Collective Bargaining Agreements, involving the Company or any Company Subsidiary and employees of the Company or any Company Subsidiary.

(b) No union, labor organization, or group of employees of the Company or any Company Subsidiary (“Labor Organization”) has made a formal, pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. To the Knowledge of the Company, there is no material organizing activity involving the Company or any Company Subsidiary pending or threatened by any Labor Organization, other than as disclosed in the Filed Company SEC Documents.

(c) To the Knowledge of the Company, since January 1, 2019 through the date hereof, neither the Company nor any Company Subsidiary has experienced any material labor disputes, strikes, work stoppages, slowdowns, or lockouts. To the Knowledge of the Company, there is no material unfair labor practice charge or complaint or other Proceeding pending, or threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) No Judgment, consent decree, or arbitration award imposes continuing remedial obligations or otherwise limits or affects the Company or any Company Subsidiary’s ability to manage its employees, service providers, or job applicants.

(e) Within the past six (6) months: (i) there has been no “mass layoff” or “plant closing” (as defined by the “WARN Act” or similar state or local laws) with respect to the Company or any Company Subsidiary; (ii) neither the Company or any of the Company Subsidiaries has been affected by any transaction that would trigger application of the WARN Act or similar state or local laws; and (iii) neither the Company or any of Company Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or similar state or local laws.

(f) Neither the Company nor any Company Subsidiary has ever been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company or any Company Subsidiary, and neither Company nor any Company Subsidiary has ever received a “no match” notice from ICE, the Social Security Administration, or the IRS in each case, other than relating to matters which have been resolved or settled.

(g) Since January 1, 2019, no formal allegations or complaints of sexual harassment or sexual misconduct have been made against any current or former officer of the Company, and the Company has not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer or executive of the Company.

Section 4.11 Employee Benefits.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of (i) such material Company Benefit Plan, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan, a written description thereof), (ii) the summary plan description, (iii) each current trust, material insurance, annuity or other funding Contract related thereto, (iv) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, (v) all material correspondence to or from any Governmental Entity received since September 1, 2019 through the date hereof.

(c) (i) Each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and with ERISA, the Code and all other applicable Laws, (ii) all contributions or other amounts payable by the Company or a Company Subsidiary with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iii) there are no pending, or to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity, by or against any Company Benefit Plan or any trust related thereto which could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries.

(d) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to such qualification from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification. With respect to each Company Benefit Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, neither the Company nor a Company Subsidiary has engaged in a transaction in connection with which the Company or a Company Subsidiary reasonably could be subject to either a civil penalty addressed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(e) Except as set forth in Section 4.11 of the Company Disclosure Letter, the Company does not, itself or through a Company Subsidiary, contribute to plans that are subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of the Company Subsidiaries has or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 400l(a)(l5) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. With respect to any Company Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (ii) the actuarially determined present value of all “benefit liabilities” are properly reflected on the financial statements of the Company previously filed with the SEC, (iii) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or (except as may be incurred as part of the Distribution is expected to be, incurred by the Company or any of the Company Subsidiaries, (iv) to the Knowledge of the Company, the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and (v) to the Knowledge of the Company, no “reportable event” within the meaning of Section 4043 of ERISA has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(f) Except as set forth in Section 4.11(f) of the Company Disclosure Letter, the Company does not, itself or through a Company Subsidiary, contribute to Multiemployer Plans (each such Company Benefit Plan set forth in Section 4.11(f) of the Company Disclosure Letter, a “Participating Multiemployer Plan”). All contributions or other amounts payable by the Company or a Company Subsidiary with respect to each Participating Multiemployer Plan in respect of current or prior plan years have been paid and neither the Company nor any Company Subsidiary is in default of making any payment in respect of a settlement with or a negotiated withdrawal from any Multiemployer Plan. Neither the Company nor any Company Subsidiary has been notified in writing by the sponsor of a Participating Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA. With respect to each Participating Multiemployer Plan, the Company has made available to Parent (i) all material correspondence to or from the applicable Participating Multiemployer Plan received since September 1, 2019 through the date hereof, and (ii) to the extent the Company has obtained them, true and complete calculations of the aggregate outstanding liability reasonably expected to be imposed on the Company (based on the assumptions stated therein) in the event of any partial or complete withdrawal and to the Knowledge of the Company, no event has occurred and no circumstance exists that would reasonably be expected to change such calculations in a manner that would be material to the Company and the Company Subsidiaries.

(g) Neither the Company nor any Company Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Subsidiaries other than for continuation coverage required under Section 4980B of the Code or any state Laws.

(h) Section 4.11(h) of the Company Disclosure Letter identifies each Company Benefit Plan maintained primarily for the benefit of current or former employees of the Company or the Company Subsidiaries working outside of the United States.

(i) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Transactions could, either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time, will (i) entitle any current or former director, officer, employee, contractor or consultant or other service provider of the Company or any Company Subsidiary (each, a “Covered Individual”) to any severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, or materially increase the amount of compensation or benefits due to any Covered Individual, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) trigger any other material obligation under any Company Benefit Plan, (v) result in any material breach or material violation of or material default under any Company Benefit Plan or (vi) limit or restrict the right to merger, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(j) The Company has provided Parent preliminary Section 280G calculations which (based on the assumptions stated forth therein) are true and correct as of the date hereof and which provide a good faith estimate of any “excess parachute payment” within the meaning of Section 280G of the Code that are not deductible by the Company or any Company Subsidiary under Section 280G of the Code or that could reasonably be expected to result in any excise Tax on any Covered Individual under Section 4999 of the Code, including in the event of a termination of employment on or following the Effective Time.

(k) Neither the Company nor any Company Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(l) Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all respects in compliance with, Section 409A of the Code and the guidance issued by the Internal Revenue Service provided thereunder except where such failure could not reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries.

Section 4.12 Title to Properties.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list (in all material respects) of all real property that is owned by the Company or any Company Subsidiaries (the “Owned Real Property”) as of August 31, 2022. Either the Company or a Company Subsidiary owns good and valid title in fee simple to the Owned Real Property, free and clear of all Liens, other than Permitted Liens and Liens that would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person (other than the Company or a Company Subsidiary) the right to use or occupy the Owned Real Property or any portion thereof, and other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth a true, correct and complete list (in all material respects) of all real property to which the Company or any Company Subsidiary has a leasehold, subleasehold or other interest relating to the occupancy of real property, including the address thereof (collectively, the “Leased Real Property”) as of August 31, 2022

(c) The Company or one of the Company Subsidiaries holds a good, valid and subsisting leasehold or subleasehold interest in all Leased Real Property pursuant to the Real Property Leases, in each case free and clear of all Liens, except for Permitted Liens and Liens that would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, each Real Property Lease is valid, binding and in full force and effect and enforceable against the Company or the Company Subsidiary party thereto and each other party thereto in accordance with its terms, (i) except where such failure would not be reasonably expected to, individually or in the aggregate, be material to the business of the Company and the Company Subsidiaries, taken as a whole, and (ii) except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity. Except as set forth in Section 4.12(c) of the Company Disclosure Letter, there is no material default under any Real Property Lease by either the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default under any Real Property Lease that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries have received any notice of default, termination or cancellation, through the date hereof, with respect to any Real Property Leases from a landlord or sublandlord with respect thereto, that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) As of the date of this Agreement, there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Real Property material to the business of the Company and the Company Subsidiaries, taken as a whole.

Section 4.13 Material Contracts.

(a) Except for this Agreement and for the Contracts disclosed in the Filed Company SEC Documents or Section 4.10(a) or Section 4.11 of the Company Disclosure Letter, Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each Contract with a vendor for merchandise resold by the Company and the Company Subsidiary, excluding purchase-orders, statements of work or other similar documentations of arrangements other than formal vendor agreement, with the top twenty (20) vendors of the Company for merchandise resold by the Company and the Company Subsidiaries, based on aggregate sales for the most recent fiscal year;

(iii) each Contract that is a services agreement, equipment lease, or logistics agreement (other than any architectural or construction-related contract) in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended February 26, 2022, more than $50,000,000 to any Person;

(iv) each pharmacy-related Contract, including procurement agreements, rebate agreements and network pharmacy service agreements, in connection with which or pursuant to which the Company or any of the Company Subsidiaries paid, in the aggregate during the fiscal year ended February 26, 2022, more than $50,000,000 to any Person, or which are otherwise material to the Company and the Company Subsidiaries, taken as a whole;

(v) each Contract to which the Company or any Company Subsidiary is a party that (A) restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area, (B) requires the Company or any Company Subsidiary to conduct any business in any material respect on a “most favored nations” basis with any third party (C) provides for “exclusivity” or any similar requirement in favor of any third party or (D) provides preferential rights or rights of first or last offer or refusal to any third party, except in the case of each of clauses (A), (B), (C) and (D) for such restrictions, requirements and provisions that are not material to the Company and the Company Subsidiaries, taken as a whole;

(vi) each Contract under which the Company or any Company Subsidiary (a) grants to any third party any right, license, permission, consent or covenant not to sue with respect to material Company Intellectual Property or (b) is granted by any third party any right, license, permission, consent or covenant not to sue with respect to any material Intellectual Property, except, in the case of either clause (a) or (b), Incidental Licenses;

(vii) each Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, including limitations to a set number of most material Contracts, restrictions or other limitations applied to such Contract type) described in other clauses of this Section 4.13 that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or a Company Subsidiary in an amount having an expected value in excess of $50,000,000 during the Company’s current fiscal year and cannot be cancelled by the Company or the Company Subsidiary without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date);

(viii) each Contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in excess of $20,000,000, other than Contracts solely between or among the Company or any Company Subsidiary;

(ix) each material partnership, joint venture or operating or limited liability company agreement to which the Company or its Subsidiaries is a party (other than operating or limited liability company agreements of any wholly-owned Subsidiaries of the Company);

(x) each Contract that would or would reasonably be expected to prevent, materially delay, beyond the Outside Date, or materially impede the consummation of the Transactions;

(xi) each Contract with respect to real property interests (including the Real Property), including buying, selling, leasing and subleasing any real property, that either: (i) requires by its term or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or a Company Subsidiary in an amount having an expected value in excess of $50,000,000 during the Company’s current fiscal year and cannot be cancelled by the Company or the Company Subsidiary without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date), or (ii) relates to any Real Property used by the Company or a Company Subsidiary as a distribution center or for the manufacture or preparation of foodstuffs (in each case other than Real Property used as a Company Store);

(xii) any Contract involving the settlement of any action or threatened action (or series of related actions) which will (A) involve payments (in excess of insurance proceeds and reserves related to such matters) after the date hereof of consideration in excess of $10,000,000 or (B) impose monitoring or reporting obligations which are material to the Company and the Company Subsidiaries, taken as a whole, to any other Person outside the ordinary course of business;

(xiii) (A) relates to the future disposition or acquisition (directly or indirectly) by the Company or any of the Company Subsidiaries of any material assets or properties of the Company or the Company Subsidiaries (other than acquisitions or dispositions of inventory, merchandise, products, services, properties and other assets in the ordinary course of business) or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest with a purchase price in excess of $10,000,000 in any other Person or other business enterprise (other than the Company or any of its Subsidiaries);

(xiv) any Contract that relates to any swap, forward, futures, or other similar derivative transaction for hedging purposes in each case with a notional value in excess of $250,000,000;

(xv) each Contract that is an employment or consulting agreement with any executive officer or other employee of the Company or any of the Company Subsidiaries or member of the Company Board earning an annual base salary from the Company or any of its Subsidiaries in excess of $500,000;

(xvi) the Real Estate Agreement, dated as of June 9, 2020, by and between ACI Real Estate Company LLC, a Delaware limited liability company, and AL RE Investor Holdings, LLC, a Delaware limited liability company (as amended, modified, supplemented, restated or replaced from time to time, the “Company Real Estate Agreement”); and

(xvii) the Unitary Master Sublease dated as of June 9, 2020, by and among ACI Real Estate Company LLC, a Delaware limited liability company, and the other parties thereto, as amended, modified, supplemented, restated or replaced from time to time.

Each such Contract described in clauses (i) through (xvii) above is referred to herein as a “Company Specified Contract.”

(b) As of the date of this Agreement, each of the Company Specified Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (i) except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect and (ii) except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity. Except insofar as it would arise solely from the execution and delivery by the Company of this Agreement, the consummation of the Transactions or the compliance with the terms hereof, as of the date of this Agreement, to the Knowledge of the Company, there is no default under any Company Specified Contract by the Company or the Company Subsidiaries or any other party thereto, and no event has occurred that (with or without notice or lapse of time, or both) would constitute a default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.14 Litigation. Except as disclosed in the Filed Company SEC Documents, as of the date of this Agreement, there is no claim, suit, action, investigation or proceeding of any nature, civil, criminal or regulatory, in law or equity, by or before any Governmental Entity or arbitrator (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company or any Company Subsidiary is a defendant in any material Proceeding in connection with his or her status as such.

Section 4.15 Compliance with Laws.

(a) Each of the Company and the Company Subsidiaries is, and since February 29, 2020 has been, in compliance with all, and is not in default under or in violation of any applicable Law, other than any noncompliance, default or violation that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication since February 29, 2020 and prior to the date of this Agreement from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 4.15(a) of the Company Disclosure Letter, to the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or threatened, other than those the outcome of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened and the Company and the Company Subsidiaries are in compliance with all such Company Permits, except where such suspension, cancellation or noncompliance would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.16 Environmental Matters.

(a) Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries are, and since September 1, 2019 have been, in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Environmental Permits required for the operation of the business;

(ii) Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity or other Person alleging the actual or potential violation of or liability under any Environmental Law or any Environmental Permit, in each case which remains pending or unresolved;

(iii) There are no Proceedings or Judgments pending or, to the Knowledge of the Company, threatened by a Governmental Entity or other Person against the Company or any Company Subsidiary that allege a violation of or liability under any Environmental Law or any Environmental Permit;

(iv) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any predecessor thereof, has treated, stored, disposed of, arranged for the disposal of, transported, handled, or Released any Hazardous Material, and to the Knowledge of the Company, there are no Hazardous Materials present at, in, on or under any real property currently or formerly owned, leased or occupied by the Company or any Company Subsidiary, in each case so as to give rise to any liabilities (contingent or otherwise) pursuant to Environmental Laws; and

(v) Neither the Company nor any Company Subsidiary has provided an indemnity with respect to, or otherwise assumed by Contract, any liability of any other Person relating to Environmental Laws or Hazardous Materials.

(b) The Company has made available to Parent and Merger Sub all non-privileged material environmental reports, audits and assessments and all other material documents bearing on material environmental, health or safety liabilities, in each case in the possession or reasonable control of the Company or any Company Subsidiary.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material patents, pending applications for patents, registered trademarks, pending application for registration of trademarks, registered copyrights, included in the Company Intellectual Property (“Registered Intellectual Property”), and including, for each item, the record owner of such item, the jurisdiction in which such item has been issued, registered, or filed, and the issuance, registration or application number and date for such item. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant authorities in the United States or applicable foreign jurisdictions, as the case may be, so as to maintain the material Registered Intellectual Property in full force and effect. All material Registered Intellectual Property is subsisting and, to the Knowledge of the Company and the Company Subsidiaries, such Registered Intellectual Property of a type subject to legal protection and enforcement is valid and enforceable.

(b) The Company and the Company Subsidiaries solely and exclusively own the Company Intellectual Property, free and clear of all Liens except for Permitted Liens, or have a valid right to use all other material Intellectual Property used in the operation of the businesses of the Company and the Company Subsidiaries as presently conducted (the “Licensed Intellectual Property”), except where the failure to own or have the right to use such Company Intellectual Property and Licensed Intellectual Property, respectively, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company Intellectual Property and such Licensed Intellectual Property constitute all of the material Intellectual Property used in or necessary for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries have taken commercially reasonable actions to preserve and protect the confidentiality, secrecy and value of all Trade Secrets included in the Company Intellectual Property and all Trade Secrets owned by any Person to whom the Company or any Company Subsidiary has a confidentiality obligation, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No material Trade Secret included in the Company Intellectual Property has been authorized to be disclosed, or the Knowledge of the Company and the Company Subsidiaries, has been actually disclosed to any Person other than pursuant to a written confidentiality Contract, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) To the Knowledge of the Company and the Company Subsidiaries, (i) the operation of the business of the Company and the Company Subsidiaries as presently conducted does not and has not, since September 1, 2019 through the date hereof, infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person, (ii) there is no Proceeding pending or threatened in writing, challenging or seeking to deny or restrict the rights of the Company and Company Subsidiaries in any Company Intellectual Property or alleging that the operation of the business of the Company and the Company Subsidiaries as presently conducted infringes upon, misappropriates, dilutes or otherwise violates or has infringed upon, misappropriated, diluted or otherwise violated, since September 1, 2019 through the date hereof, any Intellectual Property of any other Person, and (iii) to the Knowledge of the Company and the Company Subsidiaries, no Person is or has, infringed upon, misappropriated, diluted or otherwise violated, any Company Intellectual Property owned by the Company or any Company Subsidiary, in each case of (i), (ii) and (iii), except for such matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) None of the Company or any of its Subsidiaries is a party to any Contract requiring the deposit of any source code or related source materials for any material Company Software, and no material Company Software has been placed into escrow for the benefit of any Person. The Company and each of the Company Subsidiaries have complied and comply with all license terms applicable to any Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Company Software, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Company Software, in a manner that subjects any Company Software to any Copyleft License.

(e) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the IT Systems are adequate and sufficient for the operation of the business of the Company and the Company Subsidiaries and operate and perform in a manner that permits the Company and each Company Subsidiary to conduct its business as currently conducted. The Company and the Company Subsidiaries have taken commercially reasonable actions to protect and maintain the confidentiality, integrity and security of their material computers, systems, network equipment, and other information technology assets (and the information stored thereon) and hardware, used, owned, or leased by or licensed to the Company and the Company Subsidiaries (the “IT Systems”) against unauthorized use, access, interruption, modification or corruption. To the Knowledge of the Company, no such unauthorized use, security breaches, access, interruption, modification or corruption of the IT Systems has occurred, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.18 Privacy, Data Security and HIPAA.

(a) The Company and each of the Company Subsidiaries and, to the Knowledge of the Company, any Person acting for or on behalf of the Company or the Company Subsidiaries has, and has since September 1, 2019 through the date hereof, materially complied with all Privacy Requirements, including providing any notice and obtaining any consent required for the Processing of Personal Information, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written notice (including written notice from third parties acting on its behalf) of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements. To the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation, or regulatory inquiry.

(b) The Company and each of the Company Subsidiaries has (i) implemented, and since September 1, 2019 through the date hereof has maintained, reasonable and appropriate technical and organizational safeguards, at least consistent with practices in the industry in which the Company or the Company Subsidiaries operate, to protect Personal Information and other confidential data in its possession or under its control, and (ii) taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company or the Company Subsidiaries has implemented and maintained the same, in each case of (i) and (ii), except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company and each of the Company Subsidiaries, since September 1, 2019 through the date hereof, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or the Company Subsidiaries or processed by or on behalf of the Company or the Company Subsidiaries, and, since September 1, 2019 through the date hereof, neither the Company nor any of the Company Subsidiaries has provided or, to the Knowledge of the Company and each of the Company Subsidiaries, been legally required to provide any notice to any Person in connection with a disclosure of Personal Information.

(c) The Company and each of the Company Subsidiaries has, since September 1, 2017 through the date hereof, used and disclosed Protected Health Information in compliance with HIPAA and all relevant contractual commitments relating to the privacy and security of all such Protected Health Information. The Company and each of the Company Subsidiaries has entered into current and valid “Business Associate Agreements” (as defined in 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each “Business Associate” (as defined in 45 C.F.R. § 160.103) of the Company or any of the Company Subsidiaries and any “Covered Entity” (as defined in 45 C.F.R. § 160.103), for which the Company or any of the Company Subsidiaries functions as a “Business Associate,” except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries and, to the Knowledge of the Company, any “Business Associates” of the Company or any of the Company Subsidiaries, has experienced: (i) any “Security Incident” (as defined in 45 C.F.R. § 164.304); (ii) any “Breach” of “Unsecured Protected Health Information” (as “Breach” and “Unsecured Protected Health Information” are defined in 45 C.F.R. §§ 164.402 and 164.402 respectively); or (iii) any unauthorized use or disclosure of Protected Health Information that would require notice under 16 C.F.R. § 164.404. Neither the Company nor any of the Company Subsidiaries has received any communication from any Governmental Entity, including the United States Department of Health and Human Services, alleging any non-compliance of the Company or any of the Company Subsidiaries or any “Business Associate” or agent or subcontractor of the Company or any of the Company Subsidiaries with respect to any such entity’s obligations under HIPAA or providing notification of any investigation or enforcement proceeding regarding the same.

Section 4.19 Insurance. The Company and the Company Subsidiaries maintain, or are entitled to the benefits of, insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks substantially as is customary for the industries in which the Company and the Company Subsidiaries operate. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Company or the Company Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid and (b) the Company and the Company Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or the Company Subsidiaries as of the date of this Agreement, and neither the Company nor any Company Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies. As of the date of this Agreement, none of the limits for any such policy currently in force have been exhausted or materially reduced.

Section 4.20 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. and Credit Suisse Group AG, the fees and expenses of each of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent a copy of the Company’s engagement letters with each of Goldman, Sachs & Co. and Credit Suisse Group AG or any Affiliate thereof in connection with any of the Transactions (including the Merger).

Section 4.21 Opinions of Financial Advisors. The Company Board has received the opinion of Goldman, Sachs & Co. and the opinion of Credit Suisse Group AG, each dated the date of this Agreement, in each case to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair to such holders from a financial point of view. The Company will make a true and complete copy of each such opinion available to Parent for informational purposes only promptly following the date of this Agreement and it is agreed and understood that such opinions may not be relied on by Parent or Merger Sub.

Section 4.22 Related Party Transactions. Except as disclosed in the Filed Company SEC Documents or in Section 4.22 of the Company Disclosure Letter and except for any compensation or other employment arrangements that are entered into in the ordinary course of business, neither the Company nor any Company Subsidiary is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 4.23 [Reserved].

Section 4.24 Anti-Bribery, Anti-Corruption, and Anti-Money Laundering. None of the Company, the Company Subsidiaries, or any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, since September 1, 2019 through the date hereof, (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures, (d) established or maintained any unlawful fund of corporate monies or other properties, (e) created or caused the creation of any false or inaccurate books and records of the Company or any of the Company Subsidiaries or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering, in each case of clauses (a)-(e), in a manner that would result in a material violation of any of the Laws described in clause (f). Since September 1, 2019 through the date hereof, neither the Company nor any of the Company Subsidiaries has (i) made any voluntary disclosure to any Governmental Entity relating to corruption, bribery, or money laundering Laws, (ii) to the Knowledge of the Company, been the subject of any investigation or inquiry regarding compliance with such Laws, or (iii) been assessed any fine or penalty under such Laws.

Section 4.25 Compliance with Health Care Laws. Except for matters that would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole:

(a) Since September 1, 2019 through the date hereof, no Company or Company Subsidiary and, to the Company’s Knowledge, no officer or director of the Company or any Company Subsidiary in his or her capacity as such, has entered into or been a party to any Contract (including any settlement agreement, consent decree, deferred prosecution agreement or corporate integrity agreement) with any Governmental Entity relating to any actual or alleged violation of any applicable Health Care Law;

(b) No Company or Company Subsidiary and, to the Company’s Knowledge, no officer or director of the Company or any Company Subsidiary in his or her capacity as such, since September 1, 2019 through the date hereof, (i) is or has been subject to any actual or, to the Company’s Knowledge, threatened investigation, non-routine audit, sanction, program integrity review, suit, arbitration, mediation or other action or proceeding by a Governmental Entity, including in respect of a Government Sponsored Health Care Program, which alleges or asserts that the Company or any Company Subsidiary or any of their respective officers or directors in his or her capacity as such has violated any applicable Heath Care Law, or (ii) has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Entity, including in respect of a Government Sponsored Health Care Program, which alleges or asserts that the Company or any Company Subsidiary or any officer or director of the Company or any Company Subsidiary in his or her capacity as such has violated any applicable Health Care Law that has not been fully and finally resolved;

(c) Since September 1, 2019 through the date hereof, (i) the billing, coding, and claims practices of the Company and the Company Subsidiaries are, and have been, in compliance in all material respects with all applicable Health Care Laws, (ii) each Company and Company Subsidiary has timely paid or caused to be paid all known and undisputed refunds, overpayments or adjustments that have become due by the Company or such Company Subsidiary to a Governmental Entity or Health Care Program, (iii) the Company and each Company Subsidiary has implemented and maintained a compliance program, including policies, procedures and/or training, intended to ensure compliance in all material respects with all applicable Health Care Laws, including billing, coding and claims requirements, and the Company and each Company Subsidiary is operated in compliance in all material respects with such compliance programs and (iv) to the Company’s Knowledge, as of the date hereof, there are no facts or circumstances that would give rise to any disallowance, recoupment, denial of payment, suspension of payment, overpayment, or penalty action against the Company or any Company Subsidiary, except as accrued for by the Company or any Company Subsidiary in accordance with GAAP;

(d) Since September 1, 2019 through the date hereof, neither the Company, any Company Subsidiary, nor any director, officer, manager, employee or, to the Company’s Knowledge, any contractor or agent thereof in his or her capacity as such, has knowingly and willfully made any untrue statement of fact or fraudulent statement or knowingly and willfully failed to disclose a fact required to be disclosed, in each case, to any Governmental Entity, including any such statement that could cause a Governmental Entity to take an enforcement or regulatory action in connection with the Company or a Company Subsidiary;

(e) (i) to the Company’s Knowledge, each of the employees providing pharmacy or other professional services for or on behalf of the Company or any Company Subsidiary that requires a permit or license holds a valid and unrestricted permit or license to provide such services and is performing only those services for or on behalf of the Company or a Company Subsidiary that are permitted by such permit or license, (ii) the Company or a Company Subsidiary verifies before hire of each such employee and monthly thereafter that all such required permits or licenses held by such employees are valid and unrestricted, and (iii) since September 1, 2019 through the date hereof, to the Company’s Knowledge, no pharmacist has performed professional services that require a license for the Company or a Company Subsidiary during a period when such pharmacist was unlicensed whether as a result of suspicion, revocation, failure to renew or otherwise;

(f) (i) Each Company and Company Subsidiary is in compliance in all material respects with the conditions of participation and conditions of payment for provider or supplier agreements or other applicable Contracts for any Health Care Programs in which it participates, (ii) since September 1, 2019 through the date hereof, neither the Company nor any of the Company Subsidiaries is or has been terminated or suspended from participation in or had its billing privileges terminated or suspended by any Health Care Program, and (iii) to the Company’s Knowledge, there is no reason to believe that any such termination or suspension would reasonably be expected to occur;

(g) (i) Since September 1, 2019 through the date hereof, no Company or Company Subsidiary or, to the Company’s Knowledge, any director, officer or employee thereof, has been suspended, excluded or debarred from contracting with the federal or any state government or from participating in any Government Sponsored Health Care Program or subject to any action by any Governmental Entity that could result in such suspension, exclusion or debarment, (ii) prior to hire or engagement and periodically thereafter, the Company verifies that no officer, director, manager, employee or other Person providing clinical or medical services to or on behalf of any Company or Company Subsidiary is suspended, excluded or debarred from contracting with the United States federal or any state government or excluded from participation in any Government Sponsored Health Care Program, and (iii) since September 1, 2019 through the date hereof, to the Company’s Knowledge no pharmacist has performed clinical or medical services which require a license for the Company or a Company Subsidiary while suspended, excluded or debarred from contracting with the federal or any state government or from participating in any Government Sponsored Health Care Program; and

(h) Since September 1, 2019 through the date hereof, no Company or Company Subsidiary or, to the Company’s Knowledge, any director, officer or employee thereof (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) has been convicted of any criminal offense relating to the delivery of any item or service under any Government Sponsored Health Care Program or (iii) is or has been a party to or subject to any action concerning any of the matters described in the foregoing clauses (i)–(ii).

Section 4.26 Food Safety Matters. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(a) Since September 1, 2019 through the date hereof, no Company or Company Subsidiary registered food production establishment has been subject to an FDA or other Governmental Entity shutdown, nor received any written notice from any Governmental Entity relating to any material non-compliance with any Applicable Food Laws, and, to the Company’s Knowledge, no Governmental Entity is considering such action;

(b) The food products sold and distributed by or on behalf of the Company and its Subsidiaries under their respective brands (“Company Products”) are, and since September 1, 2019 through the date hereof, have been, in compliance in all material respects with all Applicable Food Laws; and

(c) Since September 1, 2019 through the date hereof, no Company Product has been recalled (whether undertaken voluntarily by the Company or any of its Subsidiaries or ordered by a Governmental Entity) due to concerns over potential harm to human health or safety. Since September 1, 2019 through the date hereof, neither the FDA nor any other Governmental Entity charged with enforcing Applicable Food Laws have sought the recall of any Company Product, and, to the Company’s Knowledge, no Governmental Entity is considering such action.

Section 4.27 Sanctions, Import and Export Controls. None of the Company, the Company Subsidiaries, or any their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the Company or any of the Company Subsidiaries (a) is a Person with whom transactions are prohibited or limited under any economic sanctions laws, rules or regulations, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce) or, as applicable, the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (b) has violated any Laws relating to economic sanctions since September 1, 2017 through the date hereof. The Company and the Company Subsidiaries are and since September 1, 2017 through the date hereof have been in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under economic sanctions, import, and export control Laws, including without limitation the Export Administration Regulations. Since September 1, 2017 through the date hereof, neither the Company nor any of the Company Subsidiaries has made any voluntary disclosure to any Governmental Entity relating to sanctions, import, or export control Laws; to the Knowledge of the Company, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 4.28 No Other Representations or Warranties; Reliance Disclaimer. Except for the representations and warranties set forth in this ARTICLE IV, none of the Company, the Company Subsidiaries or any other Person makes or has made any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent or the Parent Subsidiaries or their respective Representatives or any other Person except for the representations and warranties expressly set forth in ARTICLE V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as (x) disclosed in the reports, schedules, forms, statements and other documents filed by Parent with or furnished by Parent to the SEC on or after January 1, 2021 (excluding any disclosures set forth in any such Filed Parent SEC Documents in any risk factor section, any forward looking disclosure or any other statements that are not specific, predictive or primarily cautionary in nature other than historical facts included therein and solely where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure) and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”) or (y) set forth in the disclosure letter delivered by Parent to the Company as of the date hereof (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, General Authority and Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). Each of Parent and Merger Sub (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of Parent’s Organizational Documents as in effect on the date of this Agreement are included in the Filed Parent SEC Documents.

Section 5.2 Capitalization and Business Conduct of Merger Sub.

(a) All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Merger Sub.

(b) Merger Sub was established on October 7, 2022. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

(c) Merger Sub is, and has at all times been, resident for Tax purposes solely in its jurisdiction of incorporation and does not have any Tax nexus elsewhere, including through a branch, permanent representative or permanent establishment.

Section 5.3 Authority; Execution and Delivery; Enforceability.

(a) The execution and delivery by Parent and Merger Sub of this Agreement (including, for the avoidance of doubt, Section 6.17 of the Company Disclosure Letter) and the consummation by Parent and Merger Sub of the Transactions (including, for the avoidance of doubt, the separation of the SpinCo Business, SpinCo Assets, SpinCo Liabilities and SpinCo Employees from the Parent Retained Business, Parent Retained Assets, Parent Retained Liabilities and Parent Retained Employees) have been duly authorized by all necessary corporate action on the part of Parent, and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b) The Parent Board, at a meeting duly called and held, unanimously (i) determined that, on the terms and subject to the conditions set forth in this Agreement (including, for the avoidance of doubt, Section 6.17 of the Company Disclosure Letter), this Agreement and the Transactions (including, for the avoidance of doubt, the separation of the SpinCo Business, SpinCo Assets, SpinCo Liabilities and SpinCo Employees from the Parent Retained Business, Parent Retained Assets, Parent Retained Liabilities and Parent Retained Employees) are in the best interest of Parent, its business and strategy and its shareholders, employees and other stakeholders and (ii) approved and declared advisable this Agreement (including, for the avoidance of doubt, Section 6.17 of the Company Disclosure Letter) and the Transactions (including, for the avoidance of doubt, the separation of the SpinCo Business, SpinCo Assets, SpinCo Liabilities and SpinCo Employees from the Parent Retained Business, Parent Retained Assets, Parent Retained Liabilities and Parent Retained Employees) and the execution, delivery and performance of Parent’s obligations thereunder.

(c) The Merger Sub Board (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent, Merger Sub’s sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions and (iii) recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Transactions. Parent, as the sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub adopting this Agreement and approving the Merger, which consent shall become effective immediately following the execution and delivery of this Agreement.

Section 5.4 No Conflicts; Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or the Parent Subsidiaries under, any provision of (i) the Organizational Documents of Parent or any Parent Subsidiary, (ii) any Parent Permit or any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.4(b) and Section 6.3(a), any Law applicable to Parent or the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Company Information Statement and (B) such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, and (iv) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5 Financing.

(a) Parent has delivered to the Company true, correct and complete fully executed copies of (a) the commitment letter, dated as of the date hereof, among Parent and the Debt Financing Sources party thereto, including all exhibits, schedules, annexes and amendments to such commitment letter (the “Debt Commitment Letter”) and (b) the fee letter, dated as of the date hereof, with respect thereto, including all exhibits, schedules, annexes and amendments to such fee letter (provided that the fee amounts, pricing caps and the rates, amounts and other economic terms included in the “market flex” and certain other economic terms of such fee letter (and its exhibits, schedules, annexes and amendments thereto) may be redacted so long as none of such redacted provisions adversely affect the conditionality, enforceability or termination provisions of the Debt Letters or reduce the aggregate principal amount of the Debt Financing contemplated hereby), in each case, in effect as of the date of this Agreement (along with the Debt Commitment Letter, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof the Debt Financing Sources party thereto have severally committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, but subject to the provisions of Section 6.15, the “Debt Financing”) for the purposes set forth in such Debt Letters. As of the execution and delivery of this Agreement, the Debt Letters have not been amended, restated or otherwise modified or waived in any respect (and no amendment, restatement, modification or waiver is contemplated, other than customary joinders solely to add Debt Financing Sources) and to the Knowledge of Parent (i) the commitments contained in the Debt Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect and (ii) no such withdrawal, rescission, amendment, restatement or modification has been threatened by any Debt Financing Source party thereto. As of the execution and delivery of this Agreement, the Debt Letters are in full force and effect and constitute the legal, valid, enforceable and binding obligations of each of Parent and, to the Knowledge of Parent, the other parties thereto (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity). As of the date of this Agreement, there are no conditions precedent or contingencies related to the funding of the full amount of the Debt Financing pursuant to the Debt Letters, other than as expressly set forth in such letters. The financial resources of Parent are, and will be as of the Closing, in the aggregate, sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the aggregate Merger Consideration (including all amounts payable in respect of Company RSUs and Company PSUs under this Agreement), and any other amounts required to be paid in connection with the consummation of the Transactions. As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 7.1 and Section 7.3, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a breach or default on the part of Parent under the Debt Letters or, to the Knowledge of Parent, any Debt Financing Source party to the Debt Letters. As of the date of this Agreement, there are no side letters or other agreements, Contracts or arrangements related to the Debt Financing or the funding of all or any part of the Debt Financing other than as expressly set forth in the Debt Letters. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Debt Financing and satisfied all of the other terms and conditions required to be satisfied by Parent on or prior to the date hereof. As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 7.1 and Section 7.3, (i) Parent has no reason to believe that any of the conditions to the Debt Financing will not be satisfied, (ii) the Parent does not have Knowledge, as of the date of this Agreement, of any reason that the full amount of the Debt Financing will not be made available to Parent, in each case, as of the time at which the Closing is required to occur pursuant to Section 2.3, subject to and in accordance with the terms of the Debt Letters.

(b) Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and the Surviving Corporation will be Solvent as of immediately after the consummation of the Merger and the other Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(c) Without limiting Section 9.9, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Information Statement will, at the time it is first published, sent or given to the Company’s stockholders or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. To the extent the Distribution is to be effected in accordance with this Agreement, none of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the SpinCo Registration Statement will, on the date the SpinCo Registration Statement or any amendment or supplement thereto is first declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements included or incorporated by reference in the Company Information Statement, or, if the Distribution is to be effected in accordance with this Agreement, the SpinCo Registration Statement, based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.7 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.8 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Citigroup Inc. and Wells Fargo Securities, LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 5.9 Ownership of Capital Stock. None of Parent, Merger Sub, any of their respective Subsidiaries or the “affiliates” or “associates” of any such Person is, and at no time during the last two (2) years has been, an “interested stockholder” of the Company (in each case, as such terms are defined in the DGCL). Neither Parent nor Merger Sub “owns” (as such term is defined in the DGCL) any shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company other than as a result of this Agreement.

Section 5.10 No Other Representations or Warranties; Reliance Disclaimer. Except for the representations and warranties set forth in this ARTICLE V, none of Parent, the Parent Subsidiaries or any other Person makes or has made any express or implied representation or warranty with respect to Parent or the Parent Subsidiaries or with respect to any other information provided to the Company in connection with the Transactions. Each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Company or its Affiliates or their respective Representatives or any other Person except for the representations and warranties expressly set forth in ARTICLE IV. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE VI

COVENANTS

The Company hereby covenants to and agrees with Parent and Merger Sub, and Parent and Merger Sub hereby covenant to and agree with the Company, that:

Section 6.1 Conduct of Business by the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, and except (i) as contemplated by Section 6.17 of the Company Disclosure Letter in connection with the Separation or the Distribution, (ii) as determined by the Company, and consented to in writing by Parent, with such consent not to be unreasonably withheld, to be necessary or desirable in order to comply with Section 6.3 hereof, (iii) as contemplated by this Agreement, (iv) as may be required by applicable Law or any Company Benefit Plan or Company Collective Bargaining Agreement, (v) as set forth in Section 6.1 of the Company Disclosure Letter; (vi) with respect to actions or omissions taken in good faith that constitute COVID-19 Measures (provided, that, with respect to actions taken or omitted to be taken in reliance on this clause (vi), to the extent permitted under applicable Law and practicable under the circumstances, the Company shall use commercially reasonable efforts to consult in good faith with Parent prior to taking such action), or (vii) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not and will cause each Company Subsidiary not to:

(a) (i) conduct its business and the business of the Company Subsidiaries other than in the ordinary course consistent with past practices in any material respect, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and material assets and maintain its rights, franchises and existing relations with customers, suppliers, employees, business associates and other Persons with which it has material business dealings (including the Company will and will cause each Company Subsidiary to continue in the ordinary course of business consistent with past practice with its remodeling plans and other capital expenditures with respect to SpinCo Assets (including the SpinCo Stores) held prior to the Effective Time by the Company or any Company Subsidiary), or (iii) take any action that adversely affects the ability of any Party to obtain any regulatory approvals for the Transactions; provided, however, that no action or omission by the Company or any Company Subsidiary with respect to matters specifically addressed by any provision of Section 6.1(b) through Section 6.1(s) shall be a breach of this Section 6.1(a);

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any additional equity or any additional Rights other than the issuance of Company Common Stock in respect of the vesting or settlement or of Company Equity Awards outstanding as of the date hereof or granted on or after the date hereof and not in violation of this Agreement, in each case, in accordance with the terms of the applicable Company Equity Plan and any related award agreements or upon conversion of the Company Preferred Stock outstanding as of the date hereof;

(c) (i) split, combine, reclassify or subdivide, directly or indirectly, any of the Company’s equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for the Company’s equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or Rights (including shares of Company Common Stock and Company Preferred Stock), except as required by the terms of the applicable Company Equity Plan as in effect as of the date hereof (or as amended after the date hereof in a manner not in violation of this Agreement) and any related award agreements or to satisfy any Tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of this Agreement (or granted following the date of this Agreement in accordance with this Agreement) or in connection with the exercise or conversion of any Rights held by the Company or any Company Subsidiary as of the date hereof;

(d) (i) sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any Lien all or any material portion of its assets, businesses or properties other than (A) any sales, leases, or dispositions (excluding any sale and leaseback transaction) in the ordinary course of business consistent with past practice, including the factoring of receivables in the ordinary course of business consistent with past practice or (B) any distributions expressly permitted under Section 6.1(e); (ii) acquire (including by merger, consolidation, acquisition of stock or assets) or lease any assets or all or any portion of (or interests in) the business or property of any other entity in each case in exchange for the payment or delivery of consideration that in excess of $10,000,000; (iii) merge, consolidate or enter into any other business combination transaction with any Person; or (iv) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

(e) other than (w) any dividend or distribution from a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary, (x) dividends on the Company Common Stock as contemplated in Section 6.1 of the Company Disclosure Letter, (y) the Pre-Closing Dividend, and (z) dividends on the Company Preferred Stock pursuant to the Certificate of Designation (including the Pre-Closing Dividend), make or declare dividends or distributions to (i) the holders of Company Common Stock or any Company Subsidiary or (ii) any other equityholders of the Company or any Company Subsidiary;

(f) amend the Company’s or any Company Subsidiary’s Organizational Documents as in effect on the date of this Agreement;

(g) assign, convey, abandon, encumber, transfer, license, sublicense, covenant not to assert, allow to lapse or expire or otherwise dispose of any rights to any material Company Intellectual Property, except in the ordinary course of business consistent with past practice;

(h) except in the ordinary course of business consistent with past practice, (i) enter into any Contract that would, if entered into prior to the date hereof, be a material Contract, unless (a) it is on terms substantially consistent with, or on terms more favorable to the Company or any of the Company Subsidiaries than either a Contract it is replacing or a form of such Contract made available to Parent prior to the date hereof or (b) it relates to a matter falling within any of the exceptions set forth in clauses (a) through (s) of this Section 6.1 or (ii) modify, amend, terminate or assign, or waive or assign any rights under, any material Contract in any material manner or in any manner that would reasonably be expected to prevent or materially delay the consummation of any of the Transactions;

(i) waive, release, assign, settle or compromise any Proceeding, in each case made or pending by or against the Company or any of the Company Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of Proceedings that: (i) involves the payment by the Company or any of the Company Subsidiaries for an amount (in excess of insurance proceeds and reserves related to such matters) not to exceed, for any such compromise or settlement individually, $10,000,000 or involves no such payment, (ii) does not impose any injunctive relief that is reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole and (iii) does not contain an admission of liability by the Company or any of its Representatives in their capacities as such;

(j ) implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to U.S.-publicly owned business organizations generally;

(k) fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses substantially as is maintained by it at present;

(l) except in the ordinary course of business consistent with past practice, (i) make, change or rescind in any material respect any elections relating to Taxes, (ii) settle or compromise any material Proceeding, audit or controversy relating to Taxes, (iii) amend any Tax Return in any material respect, (iv) enter into any closing agreement with respect to any material Tax, (v) surrender any right to claim a material refund, offset, or other reduction in Tax liability, (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or (vii) change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes;

(m) grant to any Covered Individual (i) any increase in compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay, except for Covered Individuals who are not members of the Senior Leadership Team or members of the Company Board, increases in annual salary or wage rate (or with respect to any independent contractor (who is a natural person), rate of compensation) in the ordinary course of business consistent with past practice that do not exceed 4.0% of annual salaries, wages or rate of compensation, as applicable, in the aggregate, on a year-over-year basis, (ii) with respect to any individual, become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it be entered into prior to this Agreement, (iii) grant any new Company Equity Awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan (including any Company Equity Plan), (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (v) except with respect to the Separation or the Distribution, take any action to withdraw (in full or in part) from any Participating Multiemployer Plan, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or ERISA, (vii) forgive any loans or issue any loans (other than routine travel, relocation or educational advances issued in the ordinary course of business) to any Covered Individual, (viii) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $350,000, other than employees who are hired in the ordinary course of business to fill positions that are open as of the date of this Agreement or that become open subsequent to the date of this Agreement as a result of a current employee’s departure or (ix) terminate the employment of any member of the Senior Leadership Team other than for Cause.

(n) (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) revolving borrowings under the Existing Credit Agreement (as defined in the Company Disclosure Letter) in the ordinary course of business consistent with past practice, so long as the aggregate principal amount thereof does not exceed the amount of commitments available thereunder on the date of this Agreement (after giving effect any changes to the borrowing base in accordance with the definitions therefor in the Existing Credit Agreement on the date hereof), (B) pursuant to the Existing Indentures (as defined in the Company Disclosure Letter), so long as the principal amount outstanding under the Existing Indentures does not exceed the principal amount outstanding on the date hereof, (C) purchase money security interests, equipment leases or similar financing arrangements, in the ordinary course of business and consistent with past practices, (D) Indebtedness consisting of capital lease obligations incurred in the ordinary course of business and consistent with past practices, (E) Indebtedness solely among the Company and the Company Subsidiaries (or any combination thereof) and (F) Indebtedness which refinances, extends, defeases or otherwise discharges or replaces (any such Indebtedness, “Refinancing Indebtedness”) any Indebtedness of the Company and its Subsidiaries (such Indebtedness being so refinanced, extended, defeased or otherwise discharged or replaced, “Refinanced Indebtedness”); provided that, except with respect to any such Refinancing Indebtedness that is otherwise permitted pursuant to any other clause of this Section 6.1(n), (w) such refinancing is in the ordinary course of business, (x) after giving effect thereto, the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such refinancing, extension, defeasance, discharge or replacement plus an amount equal to any existing unused commitments under such Refinanced Indebtedness, and (y) prior to the Company and/or any of its Subsidiaries entering into binding definitive agreements for any such Refinancing Indebtedness that is in a principal amount exceeding $100,000,000, the Company has reasonably consulted with Parent prior to entering into a Contract to incur, or otherwise incurring (if there is no Contract), such Refinancing Indebtedness and has considered Parent’s recommendations with respect thereto in good faith; provided further that, notwithstanding the foregoing, if (1) the merger and/or fundamental changes covenant, (2) definition of “Change of Control” (or other similar term) and/or (3) any other terms or provisions that would materially adversely affect the Parent’s ability to assume, exchange or prepay such Refinancing Indebtedness on or after the Closing Date, contained in any Refinancing Indebtedness is modified, altered, amended or otherwise changed in each case in any way in any material respect from the corresponding provision in the Refinanced Indebtedness, the Company and/or its Subsidiaries shall obtain the Parent’s written consent to such modifications, alterations, amendments or changes prior to entering into binding definitive agreements for any such Refinancing Indebtedness, and (ii) create any Lien that is not a Permitted Lien on its property or the property of any Company Subsidiary or (iii) make, commit to make or authorize any capital expenditures that are in excess of (i) 5% of the individual line items of, or (ii) 5% of the aggregate amount of capital expenditures scheduled to be made in, the capital expenditure budget set forth on Section 6.1(n) of the Company Disclosure Letter for the period indicated therein;

(o) enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation of the Company;

(q) sell, lease, sublease, license, assign, transfer or otherwise dispose of any Real Property which individually either (i) requires by its term or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or a Company Subsidiary in an amount having an expected value in excess of $15,000,000 during the Company’s current fiscal year and cannot be cancelled by the Company or the Company Subsidiary without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date) (provided that, with respect to any real property having an expected value less than or equal to

$15,000,000, any sale, lease, sublease, license, assignment, transfer or other disposition shall only be conducted in the ordinary course of business, consistent with past practice), or (ii) relates to any Real Property used by the Company or a Company Subsidiary as a distribution center or for the manufacture or preparation of food (in each case other than Real Property used as a Company Store);

(r) take any other action that (i) is not prohibited by clauses (a) through (q) or clause (s) of this Section 6.1, (ii) does not fall within any of the exceptions set forth in clauses (a) through (q) or clause (s) of this Section 6.1 and (iii) that, individually or in the aggregate, would, or would be reasonably expected to, prevent, materially impede, materially interfere with or materially delay beyond the Outside Date the consummation of the Transactions (including the Merger); or

(s) agree or commit to do anything prohibited by clauses (a) through (o) of this Section 6.1.

Section 6.2 Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, and except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in Section 6.2 of the Parent Disclosure Letter or (iv) with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), neither Parent nor Merger Sub shall:

(a) to the extent relating to the SpinCo Business, SpinCo Assets, SpinCo Liabilities and SpinCo Employees (i) conduct its business and the business of the Parent Subsidiaries other than in the ordinary course in any material respect or (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and material assets and maintain its rights, franchises and existing relations with customers, suppliers, employees, business associates and other Persons with which it has material business dealings (including Parent will and will cause each Parent Subsidiary to continue in the ordinary course of business consistent with past practice with its remodeling plans and other capital expenditures with respect to SpinCo Assets (including the SpinCo Stores) held prior to the Effective Time by Parent or any Parent Subsidiary).

(b) take any action the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the Transactions; or

(c) authorize any of, or commit or agree, in writing or otherwise, to take any such action.

Section 6.3 Regulatory Matters.

(a) Subject to the terms and conditions of this Agreement (including any differing standard set forth herein with respect to any covenant or obligation, including, with respect to Antitrust Law, as provided below), the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, will cooperate with the Other Party and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Merger, including taking actions necessary to avoid, eliminate, and resolve any and all impediments under any Antitrust Law with respect to the Transactions, including without limitation preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including filing any Notification and Report Form required pursuant to the HSR Act within fifteen (15) Business Days following the execution of this Agreement), (ii) obtain promptly all Consents, clearances, expirations or terminations of waiting periods, registrations, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Merger and (iii) defend, contest and resist any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger. Parent will be responsible for the payment of any filing fees under the HSR Act in connection with the Transactions. In the event that a Governmental Entity issues a request for additional information or documentary material pursuant to the HSR Act (the “Second Request”) in connection with the Transactions, then the Company, on the one hand, and each of Parent and Merger Sub, on the other hand will certify substantial compliance with the Second Request as soon as reasonably practicable.

(b) Each of the Parties will (i) cooperate in all respects with each other in connection with any filing to or submission with any Governmental Entity in connection with the Transactions and in connection with any Proceeding by or before any Governmental Entity relating to the Merger, including any Proceeding initiated by a private Person, (ii) promptly inform the Other Party of (and supply to the Other Party) any material communication received by such Party from, or given by such Party to any Governmental Entity and any material communication received or given in connection with any Proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Party to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining any investigations or reviews under any Law in connection with the Transactions and (iv) to the extent practicable, consult with the Other Party in advance of any material meeting, written communications or teleconference with any Governmental Entity or, in connection with any Proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the Other Party the opportunity to attend and participate in such meetings and teleconferences. In addition, the Parties shall jointly develop, and each of the Parties shall consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Law with respect to the Transactions prior to their submission. If the Company, on the one hand, and Parent or Merger Sub, on the other hand, initially disagree upon any such proposed communication, strategy or process, the Parties agree to work together in good faith to resolve the disagreement and endeavor to implement such communication, strategy or process in a mutually acceptable manner; provided, that, following such good faith efforts by the Parties, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals. Subject to Section 6.7, the Parties will take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3 in a manner so as to preserve the applicable privilege. Any Party may share information with any Other Party on an “outside counsel only” basis. Nothing in this Agreement shall obligate the Parties to share any information covered by the attorney client privilege, work product doctrine or other similar privilege.

(c) The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable, the Transactions except with the prior written consent of the Other Party, which consent may be withheld in the sole discretion of the non-requesting party. In addition, Parent, Merger Sub and the Company each agree that, during the term of this Agreement, it will not withdraw its filing under the HSR Act or any other Antitrust Law without the written consent of the Other Party.

(d) Without limiting the generality of the obligations of Parent and Merger Sub pursuant to this Section 6.3, Parent agrees to, and will cause its Affiliates to, use best efforts, to take, or to cause to be taken, any and all actions necessary to avoid, eliminate, and resolve any and all impediments under any Antitrust Law with respect to the Transactions, in each case, so as to enable the Closing to occur as promptly as practicable, including (i) proposing, negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture, transfer, license, or disposition or hold separate (through the establishment of a trust or otherwise) of such of Parent’s assets, properties or businesses or of the Company’s assets, properties or businesses to be acquired by it pursuant hereto (including the sale, divestiture, transfer, license or disposition to a third party buyer of the assets, properties or business allocable to SpinCo pursuant to Section 6.17 of the Company Disclosure Letter), (ii) the entrance into such other arrangements, as are necessary in order to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Transactions prior to the Outside Date, (iii) changing or modifying any course of conduct regarding future operations of Parent or its Subsidiaries or Affiliates or the assets, properties, or businesses to be acquired pursuant to this Agreement, or (iv) otherwise taking or committing to take any other action that would limit Parent or its Subsidiaries or Affiliates’ freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement; provided that Parent is not obligated to take any action contemplated in (i) through (iv) unless such action is expressly conditioned upon the Closing; and provided, further, however, that nothing contained in this Agreement shall require Parent or the Company to take, or cause to be taken, or commit to take, or commit to cause to be taken, any divestiture, license, hold separate, sale or other disposition, of or with respect to assets of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, if doing so would result in a Material Divestment Event.

(e) In addition if any Proceeding is instituted (or threatened) challenging the Merger as violating any Antitrust Law or if any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) is entered, enforced, or attempted to be entered or enforced by any Governmental Entity that would make the Merger illegal or otherwise delay or prohibit the consummation of the Merger, Parent and its Affiliates and Subsidiaries shall take any and all actions (i) to contest and defend any such Proceeding to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded, or terminated, any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) that prohibits, prevents, or restricts consummation of the Transactions and (ii) to eliminate each and every impediment under any Antitrust Law to close the Transactions prior to the Outside Date.

Section 6.4 No Solicitation by the Company and Company Change in Recommendation.

(a) Except as permitted by this Section 6.4 or in respect of matters solely relating to effecting the Distribution or Separation, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not and will cause the Company Subsidiaries not to, and will use commercially reasonable efforts to cause its Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or knowingly facilitate the making of any Company Acquisition Proposal, (ii) other than informing third parties of the existence of the provisions contained in this Section 6.4, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information concerning the Company or any of the Company Subsidiaries to, any third party in connection with a Company Acquisition Proposal or (iii) enter into any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to a Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making a Company Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if prior to the receipt of the Stockholder Consents, the Company receives a bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement and did not result from a breach in any material respect of this Section 6.4), and the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal, then the Company and its Representatives may, subject to compliance with this Section 6.4, do any or all of the following: (i) furnish any information (including non-public information) or access thereto to any third party making such Company Acquisition Proposal; provided that (A) prior to furnishing any such information or access, the Company has received from such third party an executed Company Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or made available to Parent or is provided or made available to Parent promptly (and in any event no later than forty-eight (48) hours) after it is so furnished to such third party or (ii) participate or engage in negotiations or discussions with the Person or group making such Company Acquisition Proposal and its Representatives regarding such Company Acquisition Proposal.

(c) Except as set forth in this Section 6.4, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify, amend or qualify in a manner adverse to Parent), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Parent), the Company Board Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Change in Recommendation”) or (ii) approve or recommend, or propose publicly to approve or recommend, or enter into, any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to a Company Acquisition Proposal, other than a Company Acceptable Confidentiality Agreement (a “Company Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Stockholder Consents, the Company Board may make a Company Change in Recommendation in response to a Company Intervening Event if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, (ii) (A) the Company shall have provided Parent three (3) Business Days’ written notice prior to making any such Company Change in Recommendation, which notice shall describe the Company Intervening Event in reasonable detail and which notice shall not itself constitute a Company Change in Recommendation and (B) if requested by Parent in good faith, during such three (3) Business Day period after providing such notice, negotiate in good faith with respect to any revisions to the terms of this Agreement proposed by Parent so that a Company Change in Recommendation would no longer be necessary, and (iii) after giving effect to the revisions contemplated by the foregoing clause (ii), if any, after consultation with financial advisors and outside counsel, the Company Board shall have determined in good faith that failure to make the Company Change in Recommendation in response to such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, the provisions of this Section 6.4(d) shall also apply to any material change in the event, occurrence or fact relating to such Company Intervening Event and require a new notice from the Company pursuant to Section 6.4(d)(ii), except that the references to three (3) Business Days in this Section 6.4(d) shall be deemed to be two (2) Business Days.

(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Stockholder Consents if, (i) in response to a bona fide written Company Acquisition Proposal made after the date of this Agreement and not withdrawn that did not result from a breach in any material respect of this Section 6.4, the Company Board determines in good faith (after consultation with its financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Company Superior Proposal and (ii) the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, subject to compliance with Section 6.4(f), the Company Board may make a Company Change in Recommendation.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make a Company Change in Recommendation pursuant to Section 6.4(e) unless (x) the Company shall have provided to Parent three (3) Business Days’ prior written notice (the “Company Superior Proposal Notice”), which notice shall not constitute a Company Change in Recommendation, advising Parent that the Company intends to take such action (and the material terms and conditions of any such Company Superior Proposal), and (y):

(i) during such three (3) Business Day period, if requested in writing by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended by Parent to cause such Company Acquisition Proposal to no longer constitute a Company Superior Proposal; and

(ii) the Company Board shall have considered any adjustments to this Agreement that may be proposed in writing by Parent (the “Parent Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (after consultation with its financial advisors and outside counsel) that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such Parent Proposed Changed Terms were to be given effect, and that the failure to make the Company Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary obligations of the Company Board under applicable Law.

For the avoidance of doubt, any (1) material revisions to the terms of a Company Superior Proposal or (2) material revisions to a Company Acquisition Proposal that the Company Board had determined no longer constitutes a Company Superior Proposal, shall constitute a new Company Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Company Superior Proposal Notice, except that the references to three (3) Business Days in this Section 6.4(f) shall be deemed to be two (2) Business Days.

(g) The Company shall promptly (and in any event within 48 hours of receipt) advise Parent orally or in writing in the event that the Company receives any Company Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to a Company Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the third party making any such Company Acquisition Proposal) of any such Company Acquisition Proposal. The Company shall keep Parent reasonably informed on a prompt basis of any material change to the terms and conditions of any such Company Acquisition

Proposal, and shall promptly (and in any event within forty-eight (48) hours of receipt) provide to Parent (or its outside legal counsel) copies of all written materials and other material written correspondence sent or provided to the Company and any of its Subsidiaries that describe any terms or conditions of any Company Acquisition Proposal.

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided that this Section 6.4(h) shall not be deemed to permit the Company Board to make a Company Change in Recommendation except to the extent permitted by Section 6.4(d) – (f).

(i) Notwithstanding the foregoing, but subject to Section 6.3 of this Agreement and Section 6.17 of the Company Disclosure Letter, nothing in this Agreement shall in any way limit or prohibit any action taken by the Company or any of the Company Subsidiaries or their respective Representatives in furtherance of its efforts to consummate the Separation or the Distribution or the sale or other disposition of the SpinCo Business or any of the assets or operations thereof, including holding discussions, negotiations and communications with, or providing non-public information to, any Persons in connection with the Separation or the Distribution or in connection with the solicitation of offers for the sale or other disposition of the SpinCo Business or any of the assets or operations thereof.

Section 6.5 Delivery of Stockholder Consents.

(a) The Company shall use its reasonable best efforts to obtain from each member of the ACI Control Group and the Preferred Holders and deliver to Parent the duly executed Stockholder Consents as soon as practicable following the execution and delivery of this Agreement. Notwithstanding anything in Section 1.2 or Section 9.3 to the contrary, such delivery by email (including of a pdf attachment) to michael.aiello@weil.com and sachin.kohli@weil.com, with or without confirmation of email transmission, shall constitute effective delivery.

(b) In connection with the Stockholder Consents, the Company shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with the DGCL, including Section 228 and Section 262 thereof, and the organizational documents of the Company.

Section 6.6 Securities Filings.

(a) Parent will promptly furnish to the Company such data and information relating to Parent and Merger Sub as the Company may reasonably request for the purpose of including such data and information in the Company Information Statement and any amendments or supplements thereto or Section 6.6(b) or in the SpinCo Registration Statement, and Parent and Merger Sub shall otherwise assist and cooperate with the Company in the preparation of the Company Information Statement and the SpinCo Registration Statement and the resolution of any comments thereto received from the SEC.

(b) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the Company Stockholder Approval has been obtained through the execution and delivery to the Company of the Stockholder Consents (but in no event later than the forty-fifth (45th) day following the date thereof), a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Company Stockholder Approval and the Merger, (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (including any amendment or supplement thereto, the “Company Information Statement”).

(c) The Company will advise Parent promptly after it receives notice thereof, of any request by the SEC for amendment of the Company Information Statement or comments thereon and responses thereto or requests by the SEC for additional information. Prior to the filing of the Company Information Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(d) To the extent the Distribution is to be consummated in accordance with this Agreement (including Section 2.1), as promptly as reasonably practicable after the allocation of Stores and other assets and liabilities to SpinCo is completed so that the Company is able to prepare the applicable financial statements in accordance with Regulation S-X for inclusion in the SpinCo Registration Statement, the Company shall prepare and cause SpinCo to file with the SEC the SpinCo Registration Statement. The Company will advise Parent promptly after it receives notice thereof, of any written comments by the SEC with respect to the SpinCo Registration Statement and responses thereto or requests by the SEC for additional information. Prior to the filing of the SpinCo Registration Statement or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith. The Company, at its sole election, may elect to file the SpinCo Registration Statement on a confidential basis.

(e) If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Subsidiaries, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Company Information Statement or the SpinCo Registration Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the Other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(f) Parent and the Company shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder.

Section 6.7 Access to Information; Confidentiality.

(a) From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior notice, the Company shall, and shall cause each of the Company Subsidiaries to afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company or the Company Subsidiaries’ officers, properties,

Contracts, books and records. The Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other relevant information concerning the business, properties and personnel of the Company and the Company Subsidiaries, in each case, as Parent may reasonably request in connection with the Merger and this Agreement. From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior notice, Parent shall, and shall cause each of the Parent Subsidiaries to afford to the Company and the Company’s Representatives reasonable access during normal business hours to Parent or the Parent Subsidiaries’ officers, properties, Contracts, books and records in each case relating solely to the SpinCo Business, SpinCo Assets, SpinCo Liabilities or SpinCo Employees. Parent shall furnish promptly to the Company all relevant information concerning the business, properties and personnel of Parent and the Parent Subsidiaries, in each case, as the Company may reasonably request solely in connection with the Separation, the Distribution and this Agreement. Notwithstanding the foregoing provisions of this Section 6.7(a), the Company or Parent, as applicable (the “Disclosing Party”), shall not be required to, or to cause any of its Subsidiaries to, grant such access if the Disclosing Party reasonably determines that it would (A) disrupt or impair in any material respect the business or operations of the Disclosing Party or any of its Subsidiaries, (B) constitute a violation of any Contract with respect to confidentiality or non-disclosure obligations owing to a third party (including any Governmental Entity) to which the Disclosing Party or any of its Subsidiaries is a party, (C) constitute a violation of any applicable Law, (D) not be reasonably feasible as a result of COVID-19 or any COVID-19 Measures, (E) result in the disclosure of any trade secrets, or (F) result in a waiver of attorney-client privilege, work product doctrine or similar privilege. The Disclosing Party will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Without limiting the generality of the other provisions of this Section 6.7 or anything to the contrary in Section 6.15, the Disclosing Party, after consultation with its outside legal counsel, may reasonably designate competitively sensitive information and documents as “Outside Counsel Only Information,” and such information and documents shall only be provided to the outside legal counsel of the other Party, or subject to such other similar restrictions mutually agreed to by the Company and Parent, and subject to any amendment, supplement or other modification to the Confidentiality Agreement, the Clean Team Agreement or additional confidentiality or joint defense agreement between the Company and Parent.

(b) The Confidentiality Agreement dated as of May 26, 2022 between Parent and the Company (the “Confidentiality Agreement”) and the Clean Team Confidentiality Agreement dated as of May 26, 2022 between Parent and the Company (the “Clean Team Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.

Section 6.8 Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company will not, and each of the foregoing will use reasonable best efforts to cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded; provided that such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same, (b) a Party or its Representatives may issue any public announcement or make other public disclosure that is consistent with prior public announcements issued or public disclosures made in compliance with the second sentence of this Section 6.8 without the prior written consent of the Other Party (c) the second sentence of this Section 6.8 shall not apply with respect to a public announcement in connection with the receipt and existence of a Company Acquisition Proposal and the publication of any press release or announcement with respect to a Company Change in Recommendation made in accordance with Section 6.4; and (d) any statements, filings and other communications with respect to SpinCo, the SpinCo Business, the Separation or the Distribution, including participation in meetings, investor calls and presentations, due diligence sessions, drafting sessions and “roadshow” presentations and ratings agency meetings; provided that the Company will not be permitted to make any statements to the extent relating to the Merger (and not the business or operations of SpinCo, the SpinCo Business or the SpinCo Group) without first providing Parent with a reasonable opportunity to review and comment upon such statements, except to the extent such statement (i) is included in the Company’s SEC reports, (ii) is not inconsistent with or does not contain more substantive information than statements filed by the Parties with the SEC as required, or (iii) is contained in communications approved by the Parties pursuant to this Section 6.8.

Section 6.9 Takeover Laws. None of the Company, Parent or Merger Sub will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 6.10 Third-Party Approvals and Filings. As promptly as practicable after the date of this Agreement, Parent and the Company shall cooperate and to use their, commercially reasonable efforts to obtain any consents or waivers from, or file or record other documentation with, any third parties in respect of any Company Specified Contract that are necessary to be given, obtained and/or effected in order to consummate the Transactions. In connection therewith, neither the Company nor any of its Affiliates shall be required to (a) make any payment of any fees, expenses, “profit sharing” payments or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify any such Company Specified Contract or (c) otherwise make any accommodation in connection therewith.

Section 6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company’s Organizational Documents, or, if applicable, the Company Subsidiaries’ Organizational Documents, from and after the Effective Time, Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Company or any Company Subsidiary and also with respect to any such Person, in such Person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by, and subject to the conditions and procedures set forth in, applicable Law in connection with any Proceeding and any losses, claims, damages, liabilities, costs, Indemnification Expenses, Judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Proceeding in advance of the final disposition of such Proceeding, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided, however, that the payment of any Indemnification Expenses incurred by an Indemnified Party in advance of the final disposition of a Proceeding shall be made only upon delivery to the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay all amounts so paid in advance if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 6.11 extend to acts or omissions occurring at or before the Effective Time and any Proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. Any Indemnified Party wishing to claim indemnification or advancement of expenses under this Section 6.11(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.11(a), except to the extent such failure materially prejudices such party’s position with respect to such claims). As used in this Section 6.11: (x) the term “Indemnification Expenses” means reasonable and documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is required to be provided pursuant to this Section 6.11(a), including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party; and (y) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DGCL that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DGCL, and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves; provided that any amendment, alteration or repeal of the DGCL that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any Judgment in any actual or threatened Proceeding in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or Judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company’s Organizational Documents or the Company Subsidiaries’ Organizational Documents will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

(c) Except to the extent required by applicable Law, the Surviving Corporation’s Organizational Documents and each Company Subsidiary’s Organizational Documents will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Company’s Organizational Document and such Company Subsidiary’s Organizational Documents, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law, and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; provided, further, that all rights to indemnification in respect of any Proceeding made within such period continue until the disposition of such Proceeding.

(d) For a period of six (6) years from the Effective Time, Parent will (subject to the next sentence) maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring at or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of this Agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.11(d) would cost in excess of that amount. The Company may, on or prior to the Effective Time, purchase a tail policy with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such in coverage and amount no greater than the policies currently in place so long as the total premiums paid would not exceed the maximum aggregate amount of premiums contemplated to be paid under the previous sentence for such six (6)-year period, and if such tail policy is so purchased, Parent will be relieved of its obligations under the previous sentence.

(e) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.11.

(f) Parent will cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.11.

(g) This Section 6.11 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Corporation and their respective successors and assigns.

Section 6.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 6.12, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

Section 6.13 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the one (1) year anniversary of the Closing Date (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide to each employee of the Company and the Company Subsidiaries who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time (including, without limitation, any such employees who are on disability or other approved leave), other than an employee whose terms and conditions of employment are governed by a Company Collective Bargaining Agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation (each, a “Continuing Employee”), for so long as the Continuing Employee is employed by Parent or any Parent Subsidiary during the Continuation Period, (i) base cash compensation that is no less favorable than as in effect immediately prior to the Effective Time, (ii) target annual and quarterly, as applicable, cash bonus and incentive opportunities (excluding any retention, transaction and similar one-time bonuses and subject to equitable adjustment, if applicable to address differences in the fiscal year of each of Parent and the Company) that are each no less favorable than those in effect immediately prior to the Effective Time, (iii) solely to the extent a Continuing Employee has participated in the Company’s long-term equity incentive program prior to Closing, a target long-term incentive opportunity that when aggregated with the Continuing Employee’s compensation elements set forth in (i) and (ii) above, provides such Continuing Employee with a total target compensation opportunity that is no less than that of a similarly situated employee of Parent, (iv) severance benefits that are no less favorable than those that would have been provided to such Continuing Employee under Company Benefit Plans as in effect immediately prior to the Effective Time, and (v) employee benefits (other than base cash compensation, cash bonus and incentive opportunities and severance benefits) that are no less favorable in the aggregate to those provided under Company Benefit Plans as in effect immediately prior to the Effective Time. Nothing herein shall be interpreted to prevent the Surviving Corporation, Parent or any Parent Subsidiary to adjust base salaries to address misconduct or poor performance.

(b) To the extent that participants in the Company’s cash bonus plan(s) have not been paid any bonus for which the performance period has lapsed on or prior to the Effective Time (each a “Pre-Closing Bonus”), Parent shall pay, or cause its Subsidiaries to pay, in cash, any such Pre-Closing Bonus as soon as practicable following the Effective Time but in no event later than forty-five (45) days following the Effective Time. Parent will continue to honor in good faith the cash bonus targets and the terms of the cash bonus plan(s) in which Continuing Employees are participating as of the Effective Time that (i) have been earned but not paid as of the Effective Time, (ii) have an ongoing performance period as of the Effective Time and (iii) have a performance period that commences after the Effective Time.

(c) Parent shall take all actions necessary or appropriate to permit each Continuing Employee to either continue to participate from and after the Closing Date in the Company Benefit Plans or be eligible to participate from and after the Closing Date in Benefit Plans of Parent or any of its Affiliates. To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Company Benefit Plan and instead provides for such Continuing Employee to be eligible to participate in a Benefit Plan sponsored or maintained by Parent or one of its Affiliates (the “Replacement Plans”), if such Replacement Plan is a group health plan, Parent shall credit (or cause to be credited) such Continuing Employee, for the year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such year under the comparable Company Benefit Plan. Parent, shall, and shall cause the Surviving Corporation and its Affiliates to recognize each Continuing Employee’s years of service with the Company and the Company Subsidiaries (including service with any other predecessor employer that was recognized by the Company or the Company Subsidiaries) to the same extent such service was recognized under a comparable Company Benefit Plan for purposes of eligibility, vesting and benefit determination (but not for (i) benefit accruals under any defined benefit pension plan, (ii) for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits, (iii) to the extent it would result in a duplication of benefits and (iv) if such service was not recognized under the corresponding Company Benefit Plan) under the Replacement Plans. Parent shall cause each Replacement Plan to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to a Continuing Employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding Company Benefit Plan.

(d) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of any Company Benefit Plan will occur at or prior to the Effective Time, as applicable. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor their respective obligations under all employment, severance, change in control, bonus and other agreements and plans, and to assume any such agreements and plans that require or contemplate assumption by their terms by an acquirer or successor, but subject to any provisions thereof related to termination or amendment of such agreements and plans.

(e) Parent or its applicable Affiliate will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by each Continuing Employee as of the Closing Date.

(f) Between the date of this Agreement and the Effective Time, the Parties will cooperate in good faith to review the Company Benefit Plans set forth in Section 6.13(f) of the Company Disclosure Letter.

(g) Prior to making any broad-based written or other material communications to the employees of the Company or any of the Company Subsidiaries pertaining to compensation or benefit matters that will be implemented after the Effective Time (which for these purposes shall include the treatment of Company Equity Award set forth in Section 3.2), the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(h) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any benefit or compensation plan, program, Contract, arrangement or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.13 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any Company Subsidiary), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement or otherwise create any third-party beneficiary rights in any employee of the Company or any Company Subsidiary, any beneficiary or dependent thereof or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates. Further, nothing contained in this Section 6.13 shall prohibit or limit the ability of Parent to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time or prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee.

Section 6.14 Transaction Litigation. In the event that any litigation or other Proceeding of any stockholder related to this Agreement or the Transactions is initiated or, to the Knowledge of the Company, threatened against any of the Company or any Company Subsidiary or the members of the Company Board (or of any equivalent governing body of any Company Subsidiary) prior to the Effective Time, the Company shall promptly notify Parent of any such litigation or other Proceeding and shall keep Parent reasonably informed on a current basis with respect to the status thereof. The Company shall consult with Parent on a regular basis with respect to, and shall give Parent the opportunity to participate in the defense or settlement of, any security holder litigation or other Proceeding against the Company or its respective directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing provisions of this Section 6.14, nothing herein shall require the Company to disclose any information if the Company reasonably determines that such disclosure would (A) constitute a violation of any Contract with respect to confidentiality or non-disclosure owing to a third party (including any Governmental Entity) to which the Company or any of the Company Subsidiaries is a party, (B) constitute a violation of any applicable Law or (C) result in a waiver of attorney-client privilege, work product doctrine or similar privilege; provided that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent to the extent that the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws.

Section 6.15 Financing.

(a) Parent shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on terms and conditions materially not less favorable than those described in the Debt Letters (including any flex provisions contained therein) no later than the time at which the Closing is required to occur pursuant to Section 2.3, including, subject in all respects to Section 6.15(d), using its reasonable best efforts to (i) (A) maintain in effect the Debt Letters and comply with all of their respective obligations thereunder, (B) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing on terms and conditions materially no less favorable to those described in the Debt Letters (including any flex provisions contained therein), so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.3 and (C) solely if the Debt Financing Sources thereunder fail to fund the Debt Financing in accordance with the terms thereof, enforce their rights under the Debt Letters and (ii) satisfy on a timely basis all the conditions to the Debt Financing and the definitive agreements related thereto that are in Parent’s (or its Affiliates’) control (it being understood that any condition where the failure to be so satisfied is a direct result of the Company’s failure to comply with Section 6.15(d) shall not be in Parent’s (or its Affiliates’) control). Without the prior written consent of the Company, Parent will not permit any amendment, supplement, replacement or modification to be made, or any waiver of any provision or remedy under, any of the Debt Letters to the extent that any such amendment, supplement, replacement or modification to be made to, or any waiver of any provision or remedy under, the Debt Letters would (i) add new conditions or expand any existing conditions to the consummation or availability of the Debt Financing as compared to those in the Debt Letters as of the date hereof, (ii) reduce the amount of the Debt Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately available cash resources of the Parent, would not be sufficient to pay the Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions, (iii) adversely affect the ability of the Parent to enforce its rights against the Debt Financing Sources party to the Debt Letters in the event such Debt Financing Sources fail to fund the Debt Financing in accordance with the terms of such Debt Letters or (iv) reasonably be expected to prevent, materially delay or impair the consummation of the Debt Financing contemplated hereby, it being understood and agreed that in any event, Parent may, without the written consent of the Company, amend, supplement, or otherwise modify or waive its rights under any Debt Letter to (i) terminate any Debt Letter in order to obtain, Substitute Debt Financing sources in lieu of the Debt Financing in accordance with the terms in Section 6.15(b) or (ii) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein (it being understood that the aggregate commitments of the Debt Financing Sources party to the Debt Letters prior to such amendment or modification (but not the aggregate commitments thereunder) may be reduced in the amount of such additional party’s commitment). Parent shall as promptly as practicable (and in any event within two (2) Business Days thereof) provide the Company with copies of any replacement, amendment or waiver of any Debt Letters; provided that, in the case of any fee letter (including any exhibits, schedules and annexes thereto, or any replacement, amendment or waiver thereof), the fee amounts, pricing caps and the rates, amounts and other economic terms included in the “market flex” and certain other economic terms contained therein may be redacted so long as none of such redacted provisions adversely affect the conditionality, enforceability or termination provisions of the Debt Letters or reduce the aggregate principal amount of the Debt Financing contemplated thereby.

(b) Parent shall, to the extent requested by the Company from time to time, keep the Company reasonably informed on a reasonably current basis of the status of the Debt Financing and material developments with respect thereto. Parent shall as promptly as practicable after obtaining Knowledge thereof (and in any event within two (2) Business Days thereof), give the Company written notice of any (i) breach or default by Parent, its Affiliates, any Debt Financing Source party to or any other party to the Debt Letters or any definitive document related to the Debt Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any breach or default), (ii) threatened in writing or actual withdrawal, repudiation, expiration, intention not to fund or termination of or relating to the Debt Letters or the Debt Financing, (iii) material dispute or disagreement between or among any parties to the Debt Letters or any definitive document related to the obligation to fund the Debt Financing or the commitment of any of the Debt Financing Sources or (iv) if for any reason Parent in good faith no longer believes it will be able to obtain all or any portion of the Debt Financing (other than as a result of the failure to be satisfied of any condition to the Debt Financing as a direct result of the Company’s failure to comply with Section 6.15(d), other than, in each case, to the extent that Parent has cash or other sources of funds reasonably available and subject to terms and conditions materially no less favorable to the Parent, when taken as a whole, than those in the Debt Letters to the Parent to pay the Merger Consideration. Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts payable by the Parent or its subsidiaries that become due and payable under the Debt Letters. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 6.15, such new commitment letters and/or fee letters shall be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Letters” for all purposes of this Agreement. Parent shall as promptly as practicable (and in any event within two (2) Business Days thereof) deliver to the Company true, correct and complete copies of any termination, amendment, modification or replacement of the Debt Letters (which in the case of any fee letter and its exhibits, schedules annexes and amendments thereto, may be redacted for fee amounts, pricing caps and rates, amounts and other economic terms included in the “market flex” and for certain other economic terms, so long as none of such redacted provisions adversely affect the conditionality, enforceability or termination provisions of the Debt Letters or reduce the aggregate principal amount of the Debt Financing contemplated thereby). If any portion of the Debt Financing necessary for Parent to pay the Merger Consideration becomes unavailable on the terms and conditions contemplated by the Debt Letters (other than as a result of the Company’s breach of any provision of this Agreement or failure to satisfy the conditions applicable to it set forth in Section 7.1 and Section 7.3), become unavailable, Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to, (x) notify the Company in writing thereof, (y) use their respective reasonable best efforts to obtain substitute financing (on terms and conditions that are not materially less favorable to Parent, taken as a whole, than the terms and conditions as set forth in the Debt Letters, taking into account any “market flex” provisions thereof) sufficient to enable Parent to consummate the Merger and the other Transactions in accordance with the terms hereof (the “Substitute Debt Financing”) and (z) use their respective reasonable best efforts to obtain a new financing commitment that provides for such Substitute Debt Financing and, as promptly as practicable after execution thereof (and in any event no later than two (2) Business Days) deliver to the Company true, complete and correct copies of the documentation evidencing the commitment with respect to such Substitute Debt Financing (which in the case of any fee letter and its exhibits, schedules annexes and amendments thereto, may be redacted for fee amounts, pricing caps and rates, amounts and other economic terms included in the “market flex” and for certain other economic terms, so long as none of such redacted provisions adversely affect the conditionality, enforceability or termination provisions of the Debt Letters or reduce the aggregate principal amount of the Debt Financing contemplated thereby). Upon obtaining any commitment for any such Substitute Debt Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Debt Financing shall be deemed the “Debt Letters” for all purposes of this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledge and agree that none of Parent’s obligations hereunder are conditioned in any manner upon Parent obtaining the Debt Financing, any Substitute Debt Financing or any other financing.

(d) From the date of this Agreement until the Closing, the Company shall, and shall cause the Company Subsidiaries and use its commercially reasonable efforts to cause its and their respective Representatives to, solely at the cost and expense of Parent, use commercially reasonable efforts to provide to Parent such customary cooperation and financial information to Parent as may be reasonably requested by Parent to assist Parent in arranging the Debt Financing or any offering of debt by Parent (including any offering of debt by Parent in exchange for any outstanding debt of the Company or any Company Subsidiary) in connection with the Transactions (any such offering, a “Take-Out or Exchange Offering”); which efforts shall include, using commercially reasonable efforts to:

(i) (A) at reasonable times, upon reasonable advanced notice and at reasonable locations, cause appropriate members of the management team of the Company to participate in a reasonable number of meetings, due diligence sessions, drafting sessions, “roadshow” presentations and similar presentations to and with prospective lenders, underwriters, arrangers, investors and rating agencies, in each case, to the extent usual and customary for financings of a type similar to the Debt Financing or any Take-Out or Exchange Offering, as applicable, and reasonably required in connection with the Debt Financing or Take-Out or Exchange Offering, as applicable, and (B) cooperate with prospective lenders, arrangers, underwriters and investors in performing their due diligence (with all of the foregoing to be virtual at the Company’s or such Person’s request);

(ii) (A) furnish Parent and its financing sources, as applicable, on a confidential basis with the Required Information as promptly as reasonably practicable following the reasonable request of Parent and (B) upon reasonable request by Parent, and as promptly thereafter as reasonably practical, periodically update any Required Information provided to Parent as may be necessary so such Required Information is Compliant;

(iii) assist with the preparation of customary information memoranda, offering memoranda, registration statements, prospectuses, lender and investor presentations, rating agency presentations and other similar documents and materials that are usual and customary for financings of a type similar to the Debt Financing or any Take-Out or Exchange Offering, as applicable (including authorization letters authorizing the distribution of information regarding the Company and Company Subsidiaries to potential providers of the Debt Financing of any Take-Out or Exchange Offering and confirming the absence of material non-public information relating to the Company and the Company Subsidiaries), in each case solely with respect to information relating to the business of the Company and the Company Subsidiaries;

(iv) assist Parent with the preparation of pro forma financial information and pro forma financial statements to the extent required by Regulation S-X or requested by Parent or its financing sources to be included in any marketing materials or offering documents of the type customary for financings of a type similar to the Debt Financing or any Take-Out or Exchange Offering, as applicable (provided that Parent shall be responsible for the preparation of any pro forma financial statements and related notes thereto);

(v) using commercially reasonable efforts to cause the Company’s independent public accountants to provide, consistent with customary practice or the requirements of Regulation S-K: (A) customary auditor consents (including consents of accountants for use of their reports in any materials (including any registration statement) relating to the Debt Financing or any Take-Out or Exchange Offering) and/or Parent’s filing and reporting obligations with the SEC,(B) customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and the Company Subsidiaries as reasonably requested by Parent or its financing sources and as customary for financings similar to the Debt Financing or any Take-Out or Exchange Offering and (C) participation in a reasonable number of accounting due diligence sessions;

(vi) assist in the preparation, execution and delivery of customary definitive financing documentation (including, to the extent reasonably requested by Parent, officer’s certificates and schedules, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company or the Company Subsidiaries) (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing);

(vii) deliver customary payoff letters and provide for the release and termination of security interests against the Company and the Company Subsidiaries (including delivering prepayment or termination notices as required by the terms of any existing Indebtedness required to be repaid pursuant to this Agreement and delivering customary payoff letters contemplated by this Agreement and UCC-3 or equivalent financing statements or termination notices);

(viii) provide, at least three (3) Business Days prior to the Closing Date, all documentation required by applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act and 31 C.F.R. § 1010.230, related to the Company and its Subsidiaries that has been requested of the Company in writing at least ten (10) Business Days prior to the Closing Date;

(ix) cooperate in satisfying the conditions precedent to the Debt Financing and any Take-Out or Exchange Offering to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company or any Company Subsidiary, including by delivering at Closing share certificates, supplemental indentures, promissory notes and other instruments, and in each case transfer powers therefor, to Parent or its designee and preparing disclosure schedules, perfection certificates and other certificates and documents, in each case, as may be reasonably requested by Parent; and

(x) taking all corporate and other organizational actions reasonably requested by Parent necessary to permit the Debt Financing and any Take-Out or Exchange Offering, as applicable, subject to the occurrence of the Closing Date.

provided that (i) no such cooperation shall be required to the extent that it would (A) require the Company to take any action that in the good faith judgment of the Company unreasonably interferes with the ongoing business or operations of the Company and/or its Subsidiaries, (B) require the Company or any of its Subsidiaries to incur any fee, expense or other liability prior to the Effective Time for which it is not promptly reimbursed or indemnified by Parent, (C) cause any representation or warranty in this Agreement to be breached, (D) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (E) require any change in any fiscal period, (F) cause any breach of any applicable Law or any Contract to which the Company or any of its Subsidiaries is a party or (G) require the Company to provide or be responsible for (w) the preparation of any pro forma financial information, (x) any description of all or any component of the Debt Financing or any Take-Out or Exchange Offering or (y) projections, risk factors and other forward-looking statements relating to any component of the Debt Financing or any Take-Out or Exchange Offering and (ii) the Company and its Subsidiaries shall not be required to (x) enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters) and (y) deliver any certificate or take any other action that would reasonably be expected to result in personal liability to a director, officer or other personnel, deliver any legal opinion or otherwise provide any information or take any action to the extent it could result in (1) a loss or waiver of any privilege or (2) in the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation; provided that the Company or such Company Subsidiary shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent has specifically identified and requested is being withheld as a result of any such obligation of confidentiality.

(e) Parent shall promptly, upon reasonable written request by the Company, (i) reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries and their respective Representatives in connection with the cooperation and assistance contemplated by Section 6.15(d) (including, to the extent incurred at the request or consent of Parent, professional fees and expenses of accountants, legal counsel and other advisors) and (ii) indemnify and hold harmless the Company its Subsidiaries and its and their respective Representatives from and against any and all losses, damages, claims, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) suffered or incurred as a result of the cooperation and assistance contemplated by this Section 6.15(e); provided that such indemnity shall not apply to any losses, damages, claims, costs and expenses (x) resulting from, or arising out of, the gross negligence, fraud, willful misconduct or material breach of this Agreement by or on the part of the Company, its subsidiaries and/or their respective Representatives and/or (y) constituting indirect, special, punitive or consequential damages. The Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos, names and trademarks in connection with the Debt Financing and any Take-Out or Exchange Offering, provided that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(f) Parent acknowledges and agrees that (i) the obtaining of the Debt Financing is not a condition to Closing and (ii) a breach of this Section 6.15 shall not constitute a material breach of the Company for purposes of Section 7.3(b) unless (x) Parent has provided the Company with notice in writing of such breach (with reasonable specificity as to the basis for any such breach) and the Company has failed to cure such breach in a timely manner and (y) such breach is the proximate cause of the Debt Financing not being consummated.

Section 6.16 Stock Exchange De-listing; Exchange Act Deregistration. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.17 Distribution Transaction Agreements. Following the execution of this Agreement, to the extent the Distribution is to be consummated in accordance with this Agreement (including Section 2.1), the Company shall prepare the Distribution Transaction Agreements to consummate the Separation and the Distribution in accordance with Section 6.17 of the Company Disclosure Letter and otherwise on terms that are customary for similar agreements. Subject to the limitations set forth in Section 6.7 (which shall apply to this Section 6.17 mutatis mutandis), the Company shall provide drafts of the Distribution Transaction Agreements to Parent and its Representatives reasonably in advance of filing forms of the Distribution Transaction Agreements with the SpinCo Registration Statement, shall make its applicable employees, representatives and advisors available to Parent’s Representatives a reasonable number of times upon reasonable prior notice (and during normal business hours) for purposes of discussing the draft Distribution Transaction Agreements, and shall consider in good faith the timely comments of Parent’s Representatives to such documents. To the extent the Distribution is to be consummated in accordance with this Agreement (including Section 2.1), subject to the conditions of this Agreement, prior to the Distribution, the Company and its applicable Subsidiaries, Parent and its applicable Subsidiaries and SpinCo and its applicable Subsidiaries shall enter into the Distribution Transaction Agreements, in each case in form and substance consistent with the terms of this Agreement, including Section 6.17 of the Company Disclosure Letter.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Mutual Closing Conditions. The obligations of each of the Parties to consummate the Merger and the obligations of the Company to consummate the Separation and the Distribution (if applicable) are conditioned upon the satisfaction at or prior to the Closing (or waiver by both the Company and Parent, to the extent permitted by applicable Law) of each of the following:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order (whether preliminary, temporary or permanent) or taken any other action, in each case restraining, enjoining or otherwise prohibiting the consummation of the Transactions nor any Law shall be in effect that makes consummation of the Transactions illegal or otherwise prohibited.

(c) Regulatory Approval. The waiting period (or any extension thereof) applicable to the Transactions under the HSR Act has expired or been terminated, and any agreement with any Governmental Entity not to close the transaction shall have expired or been terminated.

Section 7.2 Additional Company Conditions to Closing. The obligation of the Company to consummate the Merger and the Separation and the Distribution (if applicable) is further conditioned upon satisfaction (or waiver by the Company) at or prior to the Closing of each of the following:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Each and all of the agreements and covenants of Parent and the Parent Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Additional Parent Conditions to Closing. The obligation of Parent and Merger Sub to consummate the Merger is further conditioned upon satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:

(a) The representations and warranties of the Company contained in (i) this Agreement (other than those set forth in Section 4.2(a) and Section 4.8(a)) are true and correct as of the date of this Agreement and as of the Closing Date (or, if this Agreement is terminated pursuant to Section 8.1(c), as of the date of such termination), as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 4.2(a) are true and correct as of the date of this Agreement and as of the Closing Date (or, if this Agreement is terminated pursuant to Section 8.1(c), as of the date of such termination), as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any immaterial inaccuracies, and (iii) Section 4.8(a) are true and correct as of the date of this Agreement and as of the Closing Date (or, if this Agreement is terminated pursuant to Section 8.1(c), as of the date of such termination), as if made as of such time, in the case of each of clauses (i), (ii) and (iii) of this Section 7.3(a), disregarding the Divestment Actions (including, for the avoidance of doubt, the Separation and the Distribution) or any effects thereof.

(b) Each and all of the agreements and covenants of the Company and the Company Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of the Company and Parent in a written instrument;

(b) by the Company or Parent, if any Governmental Entity having jurisdiction over any Party shall have issued a final nonappealable order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions or any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited shall be in effect; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Company, on the one hand, or Parent, on the other hand, if such order or Law was primarily due to a breach by the Company, on the one hand, or either Parent or Merger Sub, on the other hand, of this Agreement;

(c) by Parent, if the Company has breached this Agreement, which breach would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and such breach is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the Outside Date or (y) thirty (30) days following receipt by the Company of notice of such breach from Parent; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if either Parent or Merger Sub is itself in breach of this Agreement, and which breach would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(d) by the Company, if either Parent or Merger Sub has breached this Agreement, which breach would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and such breach is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the Outside Date or (y) thirty (30) days following receipt by Parent of notice of such breach from the Company; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available if the Company is itself in breach of in this Agreement, and which breach would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(e) by the Company or Parent, if the Closing does not occur on or before January 13, 2024 (such date as may be extended pursuant to this Section 8.1(e), the “Outside Date”), provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company, on the one hand, or Parent, on the other hand, if the failure of the Closing to occur prior to such time was primarily due to a material breach of the Company, on the one hand, or either Parent or Merger Sub, on the other hand, of this Agreement; provided, further, that if on such date the condition to Closing set forth in Section 7.1(b) (if the failure of such condition to be then satisfied is due to an Antitrust Law) or Section 7.1(c) shall not have been satisfied but all other conditions to Closing set forth in ARTICLE VII shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived by the Parties entitled to the benefit of such conditions at the Closing), excluding, in each case, any condition which has not been satisfied primarily due to Parent’s breach of this Agreement, the Outside Date may be extended by either Parent or the Company by written notice to the Company or Parent, respectively, for one or more 30-day periods not to exceed 270 days in the aggregate (inclusive of any other extensions by the other Party pursuant to this Section 8.1(e)), provided, further, however, that neither Parent, on the one hand, nor the Company, on the other hand, shall have the right to extend the Outside Date if either Parent or Merger Sub, on the one hand, or the Company, on the other hand, has as of such time failed to duly perform and comply with each and all of the agreements and covenants of such party to be performed and complied with pursuant to this Agreement in all material respects.

(f) by Parent, if all of the Stockholder Consents have not been delivered by the Company by 5:01 PM EST on October 18, 2022;

(g) by Parent prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board or any committee thereof shall have effected a Company Change in Recommendation or (ii) the Company is in breach in any material respect of Section 6.4; or

(h) by the Company, (i) if all conditions to Closing set forth in ARTICLE VII have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied or waived by all parties entitled to the benefit of such conditions at the Closing) as of the date the Closing should have occurred pursuant to Section 2.3, (ii) the Company has irrevocably confirmed in writing that the Company stands ready, willing and able to consummate the Transactions and will consummate the Transactions if the Closing occurs, and (iii) Parent or Merger Sub has failed to consummate the Merger within three (3) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 2.3 and (y) delivery of such confirmation by the Company.

Section 8.2 Procedure Upon Termination. In the event of valid termination of this Agreement by Parent or the Company, or both, pursuant to Section 8.1, written notice thereof shall be given to the Other Party, and this Agreement will terminate, effective immediately upon delivery of such written notice to the Other Party, without further action by Parent or the Company.

Section 8.3 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 8.1, each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Company; provided that the agreements and obligations of the Parties set forth in Section 6.7(b), Section 6.15(e), this Section 8.3, Section 8.4 and ARTICLE IX (other than Section 9.14) hereof will survive any such termination and are enforceable hereunder; provided, further, that nothing in this Agreement shall release any Party from liability for fraud or any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or as provided in the Confidentiality Agreement or the Clean Team Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 8.4 Fees and Expenses.

(a) In the event that (A) prior to the termination of this Agreement, a Company Acquisition Proposal is publicly submitted, publicly proposed, publicly disclosed prior to, and not withdrawn prior to, the receipt of the Company Stockholder Approval, (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(e) (Outside Date) prior to the receipt of the Company Stockholder Approval or Section 8.1(f) (Failure to Obtain Company Stockholder Approval) and (C) the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal within twelve (12) months after the date this Agreement is terminated, then the Company will pay (or cause to be paid) to Parent the Company Termination Fee upon the earliest date of when such definitive agreement is executed or such Company Acquisition Proposal is consummated. For purposes of this Section 8.4(a), any reference in the definition of Company Acquisition Transaction to “20%” shall be deemed to be to be a reference to “more than 50%.”

(b) In the event this Agreement is terminated by Parent pursuant to Section 8.1(f) (Failure to Obtain Company Stockholder Approval) or Section 8.1(g) (Company Change in Recommendation or Material Breach of Non-Solicit), the Company will pay (or cause to be paid) to Parent the Company Termination Fee within two (2) Business Days of termination of this Agreement.

(c) In the event that: (i) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(e) and, at the time of such termination, (x) the conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.3(a) and Section 7.3(b) have been satisfied (other than, in the case of Section 7.1(b), for the failure to be satisfied resulting from an injunction or order entered or issued by a Governmental Entity under any Antitrust Law or the adoption, enactment or promulgation by a Governmental Entity of any Antitrust Law) and (y) the condition set forth in Section 7.1(c) has not been satisfied or (ii) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(b) as the result of an injunction or order entered or issued by a Governmental Entity under any Antitrust Law or the adoption, enactment or promulgation by a Governmental Entity of any Antitrust Law, or (iii) the Company shall terminate this Agreement pursuant to Section 8.1(h) or Parent or the Company shall terminate this Agreement pursuant to Section 8.1(e) at a time when the Company could have terminated this Agreement pursuant to Section 8.1(b) or Section 8.1(h), then in any such case Parent will pay to the Company the Parent Termination Fee (A) in the case of the termination by the Company, within two (2) Business Days of termination of this Agreement or, (B) in the case of termination by Parent, contemporaneously with the termination of this Agreement.

(d) As used herein, “Company Termination Fee” means a cash amount equal to $318,000,000. As used herein, “Parent Termination Fee” means a cash amount equal to $600,000,000.

(e) Any payment of the Company Termination Fee or the Parent Termination Fee will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment. In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee in connection with this Agreement. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee in connection with this Agreement.

(f) Each of the Parties acknowledges that the provisions of this Section 8.4 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement; accordingly, if the Company or Parent fails to promptly pay the Company Termination Fee or Parent Termination Fee required to be paid by such Party pursuant to this Section 8.4, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at an annual rate equal to the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made, and if, in order to obtain such payment, Parent or the Company, as applicable, commences a Proceeding that results in judgment for Parent or the Company, as applicable for such amount, the Party obligated to make such payment shall pay the Other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding.

(g) Subject to Section 8.3, and Section 9.9, (i) in the event that this Agreement is terminated under circumstances where the Company Termination Fee is payable pursuant to this Section 8.4, the payment of the Company Termination Fee (and any amounts payable pursuant to Section 8.4(f)) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company, the Company Subsidiaries or any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (ii) in the event that this Agreement is terminated under circumstances where the Parent Termination Fee is payable pursuant to this this Section 8.4, the payment of the Parent Termination Fee (and any amounts payable pursuant to Section 8.4(f)) and the expense reimbursement and indemnification pursuant to Section 6.15(e) shall be the sole and exclusive remedy of the Company for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent, the Parent Subsidiaries or the Debt Financing Sources or any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments and Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that following receipt of either Common Stockholder Approval or the Preferred Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require the further approval by the stockholders of the Company the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to Section 8.4(g), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

Section 9.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person, (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided that confirmation of email transmission is obtained), in each case as follows (or at such other address for a Party as shall be specified by like notice):

(a)	If to Parent or Merger Sub, to:

The Kroger Co.
1014 Vine St, Cincinnati, OH 45202
Attention: Christine S. Wheatley, Group Vice President, Secretary, and
General Counsel
E-mail: christine.wheatley@kroger.com

with a copy (which does not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello; Sachin Kohli
Email: michael.aiello@weil.com; sachin.kohli@weil.com

(b)	If to the Company, to:

Albertsons Companies, Inc.
250 E Parkcenter Blvd.
Boise, ID 83706
Attention: Juliette Pryor, Executive Vice President and General Counsel
E-mail: juliette.pryor@albertsons.com

with a copy (which does not constitute notice) to:

Jenner & Block LLP 1155 Avenue of the Americas
New York, NY 10036-2711
Attention: Kevin T. Collins, Alexander J. May and Edward L. Prokop
Email: kcollins@jenner.com, amay@jenner.com and eprokop@jenner.com

Section 9.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Party, except that (a) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, (b) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent but, in each case, no such assignment shall relieve Parent of any of its obligations hereunder and (c) the Company may assign any of its rights (but not delegate any of its obligations) under Section 8.4 to one or more wholly owned Subsidiaries, but no such assignment shall relieve the Company of any of its obligations hereunder. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Entire Understanding: No Third-Party Beneficiaries. This Agreement, together with the Confidentiality Agreement, the Clean Team Agreement and any other documents and instruments executed pursuant hereto, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and herein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and, subject to Section 9.4, their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors except following the Effective Time, except (i) as provided in Section 6.11 (which will be to the benefit of the Persons referred to in such Section), (ii) for the rights of the Company to pursue, on behalf of the holders of Company Common Stock, damages (including damages incurred or suffered by the holders of Company Common Stock in the event such holders of Company Common Stock would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement) in the event of Parent’s breach of this Agreement, (iii) for following the Effective Time, the rights of holders of Company Common Stock and holders of Company Preferred Stock to receive the Merger Consideration and, as the case may be, the Pre-Closing Dividend, and (iv) for following the Effective Time, the rights of holders of Company Equity Awards to receive as the treatment provided for in Section 3.2 and (v) as provided in Section 9.8 (which will be to the benefit of the Persons referred to in such Section).

Section 9.6 Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final Judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b) The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, in connection with any dispute that arises in respect of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 9.7.

Section 9.8 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, or the Distribution Transaction Agreements or any document, certificate or instrument delivered in connection herewith or otherwise (together, the “Transaction Documents”), each Party acknowledges and agrees, on behalf of itself and its respective Related Persons, that all Proceedings that may be based upon, in respect of, arise under, out of, by reason of, be connected with, or relate in any manner to (a) this Agreement or any Transaction Document or the Transactions, (b) the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, any of the foregoing documents), (c) any breach or violation of this Agreement or any other Transaction Document and (d) the failure of the Transactions to be consummated, in each case may be made only against (and are those solely of) the Persons that are expressly identified Parties, as applicable. In furtherance and not in limitation of the foregoing, each Party acknowledges and agrees, on behalf of itself and its respective Related Persons, that no recourse under this Agreement or any other Transaction Document or in connection with any Transactions shall be sought or had against any such other Person and no such other Person shall have any Liabilities (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil or any other theory or doctrine) of any nature whatsoever arising under, out of, in connection with or related in any manner to the items in the preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or Liabilities whatsoever shall attach to, be imposed on or otherwise be incurred by any direct or indirect, past, present or future shareholder, equity holder, controlling person, member, partner (limited or general), manager, director, officer, employee, lender, financing source (including, in the case of Parent, Merger Sub, and their respective Affiliates, the Debt Financing Sources), Affiliate, agent or other representative of any Party or any Affiliate of any Party (collectively, with such Person’s assignees, successors and assigns, the “Related Persons”), through Parent, Merger Sub, the Company, its Subsidiaries or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of any party hereto, as applicable, by the enforcement of any assessment or by any legal or equitable actions, suits, claims, investigations or proceedings, by virtue of any Law, or otherwise, except for (i) claims against any Person that is party to, and solely pursuant to the express terms and conditions of, the applicable Transaction Document(s), (ii) claims against any Person that is party to, and solely pursuant to the express terms and conditions of the Confidentiality Agreement, and (iii) claims Parent or Merger Sub may, in their sole discretion, assert against the Debt Financing Sources pursuant to the express terms and conditions of the Debt Commitment Letter.

Section 9.9 Specific Performance. The Parties agree that irreparable damage, for which monetary damages or other legal remedies, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further agrees that neither the Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred by Parent, the Company or any Company Subsidiary in connection with the Merger shall be paid (or shall be caused to be paid) by the Surviving Corporation when due. Any such transfer taxes shall be paid using the Company or any Company Subsidiary’s cash or cash equivalents on hand measured as of the Closing Date prior to the Closing.

Section 9.11 Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions.

Section 9.12 Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.13 Company Disclosure Letter References. All capitalized terms not defined in the Company Disclosure Letter shall have the meanings assigned to them in this Agreement. The Company Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Company Disclosure Letter shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Company Disclosure Letter relating to the Company’s representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Company Disclosure Letter is expressly made to such other part in the Company Disclosure Letter, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.14 Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the Parties (including the Surviving Corporation) that by their terms contemplate performance following the Effective Time shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

Section 9.15 Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, each of the Company on behalf of itself and its Subsidiaries and its Affiliates, and their respective directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives (collectively, the “Company Parties”) hereby: (a) agrees that any suit, action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, directly involving any Debt Financing Source Related Party, arising out of or relating to this Agreement, the Debt Financing or any of the agreements (including any of the Debt Letters and any definitive documentation) entered into with respect to the Debt Financing or any Take-Out or Exchange Offering or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the County of New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such suit, action or proceeding to the exclusive jurisdiction of such court; (b) agrees that any such suit, action or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as expressly otherwise provided in any applicable Debt Letter or other applicable definitive document relating to the Debt Financing; (c) agrees not to bring or support or permit any Company Party to bring or support any suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Related Party in any way arising out of or relating to this Agreement, the Debt Financing (including any Take-Out or Exchange Offering), any Debt Letter or any definitive documentation relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the County of New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any suit, action or proceeding brought against any Debt Financing Source Related Party in any way arising out of or relating to this Agreement, the Debt Financing (including any Take-Out or Exchange Offering), any Debt Letter or any definitive documentation relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Debt Financing Source Related Parties will have any liability to any of the Company Parties relating to or arising out of this Agreement, the Debt Financing (including any Take-Out or Exchange Offering), any Debt Letter or any definitive documentation relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (g) agrees that (and each other party hereto agrees that) the Debt Financing Source Related Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.15, and such provisions and the definition of “Debt Financing Source” and “Debt Financing Source Related Parties” shall not be amended in any way adverse to any Debt Financing Source Related Party without the prior written consent of each of the Debt Financing Sources. Notwithstanding the foregoing, nothing in this Section 9.15 shall in any way limit or modify the rights and obligations of the Parent and Merger Sub under this Agreement or any Debt Financing Source Related Party’s obligations, if any, to Parent and Merger Sub (solely to the extent Merger Sub is party thereto) and, from and after the Effective Time, the Surviving Corporation and its Subsidiaries (solely to the extent the Surviving Corporation or such Subsidiary is a party thereto) under the Debt Letters, the Debt Financing or any of the agreements entered into in connection with the Debt Financing.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

ALBERTSONS COMPANIES, INC.

By:	/s/ Vivek Sankaran
Name: Vivek Sankaran
Title: Chief Executive Officer

THE KROGER CO.

By:	/s/ W. Rodney McMullen
Name: W. Rodney McMullen
Title: Chairman of the Board and
Chief Executive Officer

KETTLE MERGER SUB, INC.

By:	/s/ Christine S. Wheatley
Name: Christine S. Wheatley
Title: President